Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211702

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 17, 2016)

263,126,800 Ordinary Shares represented by

2,631,268 American Depositary Shares

This prospectus supplement relates to the offer and sale of 263,126,800 ordinary shares of Prima BioMed Ltd, represented by 2,631,268 American Depositary Shares, or the ADSs. Each ADS represents 100 ordinary shares, no par value.

In a concurrent private placement, we are also selling to purchasers of ADSs in this offering, for no additional consideration, a warrant to purchase up to 0.75 ADSs for each ADS purchased for cash in this offering; we refer to these warrants as the Purchase Warrants. The Purchase Warrants will be exercisable beginning on the date of issuance, or the Initial Exercise Date, at an exercise price of $2.50 per ADS and will expire 5 1⁄2 years from the Initial Exercise Date. The Purchase Warrants, the ADSs issuable upon exercise of the Purchase Warrants (which we refer to as the Warrant ADSs) and the ordinary shares represented by the Warrant ADSs (which we refer to as the Warrant Shares) are not being registered under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying prospectus. The Purchase Warrants are being offered pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Regulation D. The Purchase Warrants are not and will not be listed for trading on any national securities exchange.

The ADSs are listed on the NASDAQ Global Market under the symbol “PBMD” and our ordinary shares are listed on the Australian Securities Exchange, or ASX, under the symbol “PRR.” On June 27, 2017, the last reported sale price of the ADSs on the NASDAQ Global Market was $2.28 per ADS, and the last reported sale price of our ordinary shares on the ASX was A$0.03 per share.

The aggregate market value of our outstanding ordinary shares held by non-affiliates as of the date of this prospectus supplement was approximately $43,186,723, based on 2,079,742,938 ordinary shares outstanding as of the date of this prospectus supplement, of which 1,894,403,786 were held by non-affiliates, and a per share price of A$0.03 based on the last reported sale price of our ordinary shares on the ASX on June 27, 2017. We have sold no securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement. In no event will we sell our ordinary shares in a primary public offering with a value exceeding one-third of our public float in any 12 calendar month period so long as our public float remains below $75.0 million.

We have retained Maxim Group LLC to act as placement agent in connection with this offering. The placement agent is not purchasing or selling any ADSs offered by this prospectus supplement and the accompanying prospectus. See “Plan of Distribution” beginning on page S-41 of this prospectus supplement for more information regarding this arrangement.

Investing in the ADSs involves a high degree of risk. Before buying any securities, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per ADS	Total
Public offering price	$1.900	$4,999,409.20
Placement agent fees(1)	$0.114	$299,964.55
Proceeds to us, before expenses(1)	$1.786	$4,699,444.65

(1)	We have agreed to pay the placement agent an aggregate cash placement fee equal to 6.00% of the gross proceeds in this offering and the concurrent private placement (or 2.75% of the gross proceeds in the case of proceeds attributable to existing investors in the Company or certain other investors specified in the placement agency agreement that we entered into with the placement agent). As a result of this blended placement agent fee, the actual total placement agent fee is $236,605.78 and the proceeds to us, before expenses is $4,762,803.42. We have also agreed to reimburse the placement agent for certain expenses incurred in connection with this offering. For additional information on the placement agent’s fees and expense reimbursement, see “Plan of Distribution” beginning on page S-41.

We anticipate delivery of the ADSs to purchasers on or about July 5, 2017.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Maxim Group LLC

The date of this prospectus supplement is June 29, 2017.

S-(i)

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated June 17, 2016 are part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus supplement and the accompanying prospectus relate to the offer by us of ADS representing our ordinary shares. We provide information to you about this offering in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information; Information Incorporated by Reference.”

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy ADSs representing our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of this prospectus supplement or of any sale of the ADSs.

Unless the context otherwise requires, references in this prospectus supplement to “Prima,” the “Company,” “we,” “us” and “our” refer to Prima BioMed Ltd and its subsidiaries.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference contain market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. In addition, this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include certain references to ClinicalTrials.gov identifiers; such website address is provided as a textual reference only, and the information on, or accessible through, such website is not a part of this prospectus.

Prima BioMed and Immutep are our trademarks. We hold a provisional application for Prima BioMed in Australia and we are in the process of filing international applications for it. Immutep is a registered trademark in France. In addition, this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference may include other trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or the information incorporated herein or therein by reference are the property of their respective owners.

References to “A$” are to the lawful currency of Australia, references to “$” are to the lawful currency of the United States of America, and references to “£” are to pounds sterling. As of June 27, 2017, the exchange rate for A$1.00 is $0.7599 and £0.5968, according to the Reserve Bank of Australia.

PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail later in this prospectus supplement, in the accompanying prospectus, and in the documents incorporated by reference. This summary provides an overview of selected information and does not contain all the information you should consider before investing in the ADSs. Therefore, you should read the entire prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the “Risk Factors” section, and other documents or information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making any investment decision.

Overview

We are a globally active biotechnology company that is a leader in the development of novel immunotherapeutic products for the treatment of cancer and autoimmune diseases. We are dedicated to leveraging our technology and expertise to bring to patients innovative therapeutics that address unmet medical needs and to maximize value to our shareholders. Our core technologies are based on the lymphocyte activation gene 3, or LAG-3, immune control mechanism, which we believe plays a vital role in the regulation of the T cell immune response.

Key LAG-3 Intellectual Property Owned, Co-owned or In-licensed by Us.

On December 9, 2002, Ares Trading SA, a wholly owned subsidiary of Serono (now Merck Serono) and Immutep SA, or Immutep (which we acquired in December 2014), entered into an exclusive license agreement for the development of the LAG-3 technology. This license covers use of certain patents and know-how necessary for the development of certain LAG-3 products. We are permitted under this license to sublicense use of the covered background patents and know-how and have done so with Eddingpharm, GlaxoSmithKline and Co-Stim Pharmaceuticals in connection with the arrangements discussed below. Immutep agreed to pay Serono a relatively small share of revenues from sub-licensees of certain products for a specified term. Any improvements made by these sublicensees to the technology, and any new developments in intellectual property covered by the license, remain the property of Immutep.

On July 5, 2010, Immutep and the Institut National de la Santé et de la Recherche Médicale, or Inserm Transfert, entered into a commercial co-ownership and exploitation agreement relating to depleting (cytotoxic) LAG-3 antibodies that were co-developed by both parties. Immutep has full commercial development rights to the antibodies and agreed to pay Inserm Transfert an undisclosed royalty and a single milestone in the event of commercialization.

In addition to the original patent families in-licensed from Merck Serono, we own or co-own 11 patent families which collectively cover our clinical candidates IMP321, IPM731, IMP701 and IMP761 discussed below.

IMP321 Clinical Development.

Our current lead product candidate is IMP321, a recombinant protein that may be used in combination with other agents to amplify a patient’s immune response. IMP321 is a soluble LAG-3Ig fusion protein and an antigen presenting cell, or APC, activator boosting the immune system. This product candidate was acquired through our acquisition of Immutep in December 2014.

We are developing IMP321 both on our own and jointly with Eddingpharm under a licensing agreement, dated May 2013 as amended from time to time, between our subsidiary, Immutep, and Eddingpharm. Eddingpharm has the exclusive right to commercialize IMP321 in China, Macau and Taiwan, while Immutep holds all rights in the rest of the world. Eddingpharm paid for the manufacture of IMP321 good manufacturing practice, or GMP, grade material needed for the ongoing clinical trials of IMP321. Future costs of manufacturing of IMP321 will be our responsibility. Immutep has agreed to offer technical assistance to Eddingpharm to facilitate its application to register IMP321 in China, Macau and Taiwan. Eddingpharm is also required to make milestone payments to Immutep if IMP321 achieves specific milestones with respect to the development and commercialization of IMP321 as well as undisclosed royalties on sales of IMP321.

In 2016, we started two new clinical trials for IMP321. The first one was “Active Immunotherapy PAClitaxel,” or AIPAC, a Phase IIb study on IMP321’s effectiveness in treating metastatic breast cancer. In 2015, we held a scientific advice meeting with the European Medicines Agency, or EMA, in regard to the AIPAC study. The primary purpose of the AIPAC trial, which will have a randomized study group of up to 226 patients, is to determine the clinical benefit of IMP321 in combination with paclitaxel in terms of progression-free survival as the primary clinical endpoint in a specific patient population. The second of the two clinical trials is “Two ACTive Immunotherapeutics in melanoma,” or TACTI-mel, a Phase I study. The purpose of this study is to determine the safety of IMP321 in combination with pembrolizumab when given to patients with unresectable or metastatic melanoma. The study will also evaluate the combined effects on patients’ immune responses. Currently, this study is expected to recruit up to 18 patients in three cohorts.

IMP731 Clinical Development.

Our second key product candidate is IMP731, a depleting (cytotoxic) antibody that is intended to destroy LAG-3 expressing activated T cells involved in autoimmunity. This product candidate was acquired through our acquisition of Immutep.

IMP731 has been licensed by Immutep to GlaxoSmithKline, or GSK, under a license and research agreement, dated December 2010. Under this license, GSK has the exclusive development right of IMP731 and has agreed to fund all the development costs. In exchange for the grant of this license, Immutep received from GSK an undisclosed upfront payment and has the right to receive potential milestone payments up to an aggregate amount of £64 million, minus the upfront payment amount. In addition, Immutep also has the right to receive potential single-digit tiered royalty payments.

In January 2015, we collected our first milestone payment from GSK for the development of GSK2831781, an anti-LAG-3 antibody derived from IMP731. This milestone payment was triggered by the first dosing of a patient in the related Phase I trial, and the amount was a single-digit U.S. million dollar sum.

IMP701 Clinical Development.

Our third key product candidate is IMP701, an antagonist (blocking) antibody targeting the LAG-3 molecule on T cells with potential applications in the treatment of cancer. It is designed to block the negative signal that may stop T cells from responding to the cancer. The product candidate was acquired through our acquisition of Immutep.

Immutep licensed the development of IMP701 to CoStim Pharmaceuticals, or CoStim, under an exclusive license and collaboration agreement for development of humanized antagonist antibodies to LAG-3, dated September 2012. Under this license, CoStim has the exclusive development rights to IMP701, in consideration for the obligation to fund all the development costs and to make milestone and royalty payments to Immutep.

In February 2014, CoStim became a wholly owned subsidiary of Novartis. Novartis continues the development of IMP701, including the ongoing Phase I/II clinical trial that began in August 2015. According to certain publicly available records, the number of patients in that clinical trial was increased from 240 to 416 during fiscal year 2016.

IMP761 Clinical Development.

In January 2017, we announced that we conducted research on a new early stage product candidate, a humanized IgG4 monoclonal antibody known as IMP761, which we believe is the first agonist antibody of LAG-3. Currently, we are conducting preclinical experiments on IMP761.

We filed a patent application in September 2016 to seek protection for this antibody.

CVac (Clinical Development for the Treatment of Ovarian Cancer Patients in Remission)

Prior to our acquisition of Immutep in 2014, our lead program was CVac, the treatment of epithelial ovarian cancer patients who were in complete second remission. We believe that this disease represents a significant unmet medical need due to the high relapse rates and high morbidity associated with the disease.

After completing a strategic review of the assets after acquiring Immutep, we decided to consolidate the CVac clinical trial program and seek a development partner. In May 2016, we entered into a sale and exclusive licensing agreement with Sydys Corporation Inc., or Sydys, a publicly traded New York-based company that has been repurposed as a special purpose vehicle to develop the CVac assets.

In the event CVac is successfully commercialized, we have the potential to receive from Sydys over A$400 million (or approximately US$304 million (based on the June 27, 2017 exchange rate published by the Reserve Bank of Australia)) in development, regulatory and commercial milestone payments payable for achievement of set commercial sales targets, in addition to low single digit royalties on sales of commercialized CVac products. As Sydys possessed no significant cash reserves at the time of the transaction and generally lacks product diversity, there are significant risks associated with this transaction, such as the potential inability of Sydys to raise sufficient funds in order to develop and commercialize CVac.

Corporate Information

Prima BioMed Ltd was incorporated under the laws of the Commonwealth of Australia on May 21, 1987.

The principal listing of our ordinary shares and listed options to purchase our ordinary shares is on the ASX. We filed a registration statement covering the ADSs on Form F-6 (File No. 333-180538) with the SEC that was declared effective on April 12, 2016, and the ADSs representing our ordinary shares began trading on the NASDAQ Global Market under the symbol “PBMD” on April 16, 2012. The Bank of New York Mellon, located at 225 Liberty Street, New York, New York 10286, acts as our depositary, and registers and delivers the ADSs, each of which represents 100 of our ordinary shares.

Our registered office is located at Level 12, 95 Pitt Street, Sydney 2000, New South Wales, Australia, and our telephone number is +61 (0)2 8315 7003. Our address on the Internet is www.primabiomed.com.au. Our website address is provided as an inactive textual reference only, and the information on, or accessible through, our website is not part of this prospectus supplement.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted to rely on exemptions from some of the reporting requirements that are applicable to public companies that are not emerging growth companies. These exemptions include, for example, not being required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act of 2002 in the assessment of our internal control over financial reporting. We have taken, and may continue to take, advantage of some of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year following the fifth anniversary of this offering, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1,070,000,000, (c) the date on which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares (including ordinary shares represented by ADSs) that is held by non-affiliates exceeds $700 million as of the end of the second quarter our last completed fiscal year, and (d) the date on which we have issued more than $1 billion in non-convertible debt during a three-year period.

THE OFFERING

Securities offered by us	263,126,800 ordinary shares represented by 2,631,268 ADSs.

Public offering price	$1.90 per ADS.

The ADSs	Each ADS represents 100 ordinary shares, no par value. (1)

Depositary	The Bank of New York Mellon.

Ordinary shares outstanding before this offering	2,079,742,938 ordinary shares (including shares represented by ADSs).

Ordinary shares outstanding after this offering	2,342,869,738 ordinary shares (including shares represented by ADSs).

Use of proceeds	We intend to use the net proceeds from this offering to continue our ongoing clinical development of IMP321 (e.g., the AIPAC and TACTI-mel studies), to continue our preclinical research on IMP761, and for other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we view as complementary to our own. See “Use of Proceeds” on page S-36.

Concurrent Private Placement	In a concurrent private placement, we are selling to purchasers of ADSs in this offering, for no additional consideration, a Purchase Warrant to purchase up to 0.75 ADSs for each ADS purchased for cash in this offering. The Purchase Warrants will be exercisable beginning on the Initial Exercise Date at an exercise price of $2.50 per ADS and will expire 5 1⁄2 years from the Initial Exercise Date. The Purchase Warrants, the Warrant ADSs and the Warrant Shares are not being registered under the Securities Act pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying prospectus. The Purchase Warrants are being offered pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Regulation D. See “Private Placement Transaction and Purchase Warrants” on page S-43 of this prospectus supplement.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to consider before deciding to invest in the ADSs.

NASDAQ Global Market symbol for the ADSs	PBMD

The number of ordinary shares to be outstanding after this offering is based on 2,079,742,938 (1) ordinary shares (including shares represented by ADSs) outstanding as of March 31, 2017 and excludes:

•	the number of ordinary shares represented by ADSs issuable upon exercise of the Purchase Warrants being offered by us in the concurrent private placement;

•	58,920,228 ordinary shares issuable upon the vesting of outstanding performance rights;

•	3,500,243 ordinary shares issuable upon the exercise of outstanding unlisted options with exercise prices ranging from A$0.04 to A$0.0774 per share;

•	379,921,226 ordinary shares issuable upon the exercise of two outstanding warrants we issued to Ridgeback Capital Investments, or Ridgeback (2);

•	the number of ordinary shares issuable upon the conversion of the principal amount of, and interest accrued on, the outstanding convertible notes we issued to Ridgeback (3); and

•	147,628,500 ordinary shares issuable upon the exercise of outstanding warrants we issued to the vendors of Immutep, with an exercise price per share of A$0.05019 and an expiration date of December 12, 2018 (4).

(1)	On December 28, 2016, we changed the ordinary share-to-ADS ratio from 30:1 to 100:1.

(2)	On May 11, 2015, we issued to Ridgeback two warrants: a warrant to purchase 8,475,995 ordinary shares at A$0.025 per share, exercisable at any time and which warrant expires on August 4, 2025, and a warrant to purchase 371,445,231 ordinary shares at $0.0237 per share, exercisable at any time and which warrant expires on August 4, 2020. The exercise price of each warrant is subject to certain adjustments for pro rata issues of ordinary shares, issues of bonus shares and reorganizations of our capital. See the Ridgeback 6-K and our Annual Report on Form 20-F for the year ended June 30, 2016 (and the documents incorporated therein by reference) referred to under “Where You Can Find More Information; Information Incorporated by Reference” for further information on these warrants.

(3)	On May 11, 2015, we issued to Ridgeback convertible notes in an aggregate principal amount of A$13,750,828. The notes bear interest at a rate of 3% per annum and mature on August 4, 2025. Subject to certain terms and conditions, at Ridgeback’s option, the principal amount of these notes, plus any accrued and unpaid interest, is convertible into our ordinary shares at a price of A$0.02 per share. Ridgeback may elect to convert the notes (in principal amounts of at least A$250,000) on any date that is at least three months after the issue date of the notes and at least 15 business days prior to the maturity date. If there occurs a change of control event, delisting event or event of default (as such terms are used in the notes), Ridgeback may elect to convert all of the notes into ordinary shares or accelerate and demand immediate repayment of the notes, including all accrued and unpaid interest. The conversion price of each note is subject to certain adjustments for rights issues or bonus issues, off-market buy-backs, issues at less than current market price, issues under a share purchase plan or dividend reinvestment plan at a discount, returns of capital or dividends and consolidations, divisions or reclassifications of our securities. In the event the public offering price of the ADSs offered pursuant to this prospectus, on a per ordinary share basis, is less than 95% of the volume-weighted average price, or VWAP, of our ordinary shares on the ASX during the five business days preceding the announcement of this offering, the conversion price will be adjusted downward accordingly. See the Ridgeback 6-K and our Annual Report on Form 20-F for the year ended June 30, 2016 (and the documents incorporated therein by reference) referred to under “Where You Can Find More Information; Information Incorporated by Reference” for further information on these notes and their adjustment mechanisms.

(4)	Pursuant to a share sale agreement, dated October 2, 2014, we issued to certain vendors of Immutep warrants to purchase 200,000,000 ordinary shares (of which, 52,371,500 ordinary shares have been issued pursuant to exercised warrants) at an exercise price of $0.05019 per share. These warrants expire on December 12, 2018. See our Annual Report on Form 20-F for the year ended June 30, 2016 (and the documents incorporated therein by reference) referred to under “Where You Can Find More Information; Information Incorporated by Reference” for further information on these warrants.

RISK FACTORS

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our annual report on Form 20-F for the fiscal year ended June 30, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus in its entirety, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in the ADSs. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of the ADSs to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to this Offering

If you purchase ADSs sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of the ordinary shares represented by the ADSs. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The offering price per ADS in this offering is considerably more than the net tangible book value per ADS of our outstanding ADSs. As a result, investors purchasing ADSs in this offering will pay a price per ADS that substantially exceeds the value of our tangible assets after subtracting liabilities. Investors will incur immediate dilution of $0.0139 per ordinary share (or $1.3926 per ADS), based on the public offering price of $1.90 per ADS and the net tangible book value as of March 31, 2017. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent outstanding derivative securities or the Purchase Warrants being offered by us in the concurrent private placement are exercised for, or converted into, ordinary shares or ADSs representing ordinary shares, there will be further dilution to new investors. In addition, to the extent we need to raise additional capital in the future and we issue additional equity or convertible debt securities, our then existing ADS holders may experience dilution and the new securities may have rights senior to those of the ADSs we are offering in this offering.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering to continue of our ongoing clinical development of IMP321 (e.g., the AIPAC and TACTI-mel studies), to continue our preclinical research on IMP761 and for other general corporate purposes. We also may use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we view as complementary to our own. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of the ADSs.

Risks Relating to Our Securities, including an Investment in the ADSs

Our ADS holders are not shareholders and do not have shareholder rights.

The Bank of New York Mellon, as depositary, registers and delivers the ADSs. ADS holders will not be treated as shareholders and do not have the rights of shareholders. The depositary will be the holder of the shares underlying the ADSs. Holders of the ADSs will have ADS holder rights. A deposit agreement among us, the depositary and the ADS holders, and the beneficial owners of ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. Our shareholders have shareholder rights. Australian law and our constitution govern shareholder rights. For a description of ADS holder rights and shareholders’ rights, see our Annual Report on Form 20-F for the year ended June 30, 2016, which is incorporated by reference in this prospectus supplement. ADS holders do not have the same voting rights as our shareholders. Shareholders are entitled to our notices of general meetings and to attend and vote at our general meetings of shareholders. At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share on a poll. This is subject to any other rights or restrictions which may be attached to any shares. ADS holders may exercise voting rights with respect to the underlying ordinary shares only in accordance with the provisions of the deposit agreement. Under the deposit agreement, ADS holders vote by giving voting instructions to the depositary. Upon receipt of instructions, the depositary will try to vote in accordance with those instructions. Otherwise, ADS holders will not be able to vote unless they withdraw the ordinary shares underlying their ADSs. ADS holders may not learn of ordinary shareholders’ meetings in time to instruct the depositary or withdraw underlying ordinary shares. If we ask for ADS holders’ instructions, the depositary will notify ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary will try, as far as practical, subject to Australian law and the provisions of the depositary agreement, to vote the shares as ADS holders instruct. The depositary will not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot assure ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. This means that there is a risk that ADS holders may not be able to exercise voting rights and there may be nothing they can do if their shares are not voted as they requested.

ADS holders do not have the same rights to receive dividends or other distributions as our shareholders.

Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable on a share and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary stock and we do not anticipate paying any cash dividends in the foreseeable future). Dividends may be paid on shares of one class but not another and at different rates for different classes. Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares will be paid to the depositary, which has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. ADS holders will receive these distributions in proportion to the number of shares their ADSs represent. In addition, there may be certain circumstances in which the depositary may not pay to ADS holders amounts distributed by us as a dividend or distribution.

There are circumstances where it may be unlawful or impractical to make distributions to the holders of the ADSs.

The deposit agreement with the depositary generally requires the depositary to convert foreign currency it receives in respect of deposited securities into U.S. dollars and distribute the U.S. dollars to ADS holders, provided the depositary can do so on a reasonable basis. If it does not convert foreign currency, the depositary may distribute the foreign currency only to those ADS holders to whom it is possible to do so. If a distribution is payable by us in Australian dollars, the depositary will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some of the value of the distribution. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. This means that ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available.

NASDAQ may delist the ADSs from trading on the exchange which could limit investors’ ability to make transactions in the ADSs and subject us to additional trading restrictions.

We may in the future fail to comply with the NASDAQ Global Market regulations and listing requirements as to minimum stockholders’ equity, minimum market value, minimum total assets and revenue, minimum bid price, minimum public float and other requirements (which we refer to as the NASDAQ Listing Requirements), and as a result NASDAQ may initiate procedures to delist our ordinary shares from the NASDAQ Global Market.

During the 12-month period preceding March 31, 2017, the ADSs traded in a range from $0.51 to $3.26 per ADS, and the longest period below $1.00 was for 129 trading days from January 14, 2016 through March 9, 2017, inclusive. Under NASDAQ’s Marketplace Rule 5450(a)(1) (which we refer to as the Minimum Bid Price Rule), any company whose shares have a closing bid price less than $1.00 for 30 consecutive trading days may be subject to a delisting proceeding by NASDAQ for failure to meet the Minimum Bid Price Rule. On March 4, 2016, we announced that we received a deficiency letter from NASDAQ that we were not in compliance with NASDAQ Listing Rule 5450(a)(1) for failing to have a bid price for one ADS of at least $1.00 per share for the prior thirty trading days. In addition, after regaining compliance, on August 10, 2016, we announced that we received another deficiency letter from NASDAQ advising that we were again not in compliance with Minimum Bid Price Rule. Although we remedied this noncompliance in part through changing the ordinary share-to-ADS ratio from 30:1 to 100:1 in December 2016, there can be no assurance that we will again not fall below the minimum bid price required by the NASDAQ Listing Requirements nor can there be any assurance we will not be required to further change our ordinary share-to-ADS ratio in response thereto.

If we fail to meet the continued listing criteria under the Minimum Bid Price Rule or any of the NASDAQ Listing Requirements, the ADSs may be delisted from trading on the Nasdaq Global Market.

Delisting from the NASDAQ Global Market could have an adverse effect on our business and on the trading of the ADSs. If a delisting of the ADSs were to occur, such shares may trade in the over-the-counter market such as on the OTC Bulletin Board or on the “pink sheets.” The over-the-counter market is generally considered to be a less efficient market, and this could diminish investors’ interest in the ADSs as well as significantly impact the price and liquidity of the ADSs. Any such delisting may also severely complicate trading of the ADSs by our holders, or prevent them from re-selling their ADSs at/or above the price they paid. Furthermore, our relatively low trading volume on the NASDAQ Global Market may make it difficult for shareholders to trade ADSs or initiate any other transactions. Delisting may also make it more difficult for us to issue additional securities or secure additional financing.

Our stock price is volatile and could decline significantly.

The market price of our ordinary shares historically has been, and we expect will continue to be, subject to significant fluctuations over short periods of time. These fluctuations may be due to factors specific to us, to changes in analysts’ recommendations and earnings estimates, to arbitrage between our ASX listed shares and the ADSs, to changes in exchange rates, or to factors affecting the biopharmaceutical industry or the securities markets in general. Market fluctuations, as well as general political and economic conditions, such as a recession, interest rate or currency fluctuations, could adversely affect the market price of our securities.

For example, during the last two fiscal years, the market price for our ordinary shares on the ASX has ranged from as low as A$0.02 to a high of A$0.19. During the 12 months preceding the date of this prospectus supplement, the market price of our ordinary shares on the ASX has ranged from a low of A$0.03 to a high of A$0.05. We may experience a material decline in the market price of our shares, regardless of our operating performance. Therefore, a holder of our ordinary shares or ADSs may not be able to sell those ordinary shares or ADSs at or above the price paid by such holder for such shares or ADSs. Price declines in our ordinary shares or ADSs could result from a variety of factors, including many outside our control. These factors include:

•	the results of pre-clinical testing and clinical trials by us and our competitors;

•	unforeseen safety issues or adverse side effects resulting from the clinical trials or the commercial use of our product candidate;

•	regulatory actions in respect of any of our products or the products of any of our competitors;

•	announcements of the introduction of new products by us or our competitors;

•	market conditions, including market conditions in the pharmaceutical and biotechnology sectors;

•	increases in our costs or decreases in our revenues due to unfavorable movements in foreign currency exchange rates;

•	developments or litigation concerning patents, licenses and other intellectual property rights;

•	litigation or public concern about the safety of our potential products;

•	changes in recommendations or earnings estimates by securities analysts;

•	actual and anticipated fluctuations in our quarterly operating results;

•	deviations in our operating results from the estimates of securities analysts;

•	rumors relating to us or our competitors;

•	additions or departures of key personnel;

•	changes in third-party reimbursement policies; and

•	developments concerning current or future strategic alliances or acquisitions.

Our ordinary shares may be considered a “penny stock” under SEC regulations which could adversely affect the willingness of investors to hold the ADSs.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. During the fiscal year ended June 30, 2016, our ordinary shares traded on the ASX from a low of A$0.04 to a high of A$0.09 per share, and during the nine-month period ended March 31, 2017, our ordinary shares traded on the ASX from a low of A$0.03 to a high of A$0.04 per share. Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse in each of the prior two years.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

In addition, the low trading price of our ordinary shares may adversely affect the willingness of investors to hold the ADSs.

We may be a passive foreign investment company (PFIC) which would subject our U.S. investors to adverse tax rules.

Holders of ADSs who are U.S. residents face income tax risks. There is a substantial risk that we are currently a passive foreign investment company, or PFIC, which could result in a reduction in the after-tax return to a “U.S. Holder” of the ADSs and reduce the value of the ADSs. For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset that produces passive income.

The determination of whether we are a PFIC is made on an annual basis and depends on the composition of our income and the value of our assets. Therefore, it is possible that we could be a PFIC in the current year as well as in future years. If we are classified as a PFIC in any year that a U.S. Holder owns ADSs, the U.S. Holder will generally continue to be treated as holding ADSs of a PFIC in all subsequent years, notwithstanding that we are not classified as a PFIC in a subsequent year. Dividends received by the U.S. Holder and gains realized from the sale of the ADSs would be taxed as ordinary income and subject to an interest charge. We urge U.S. investors to consult their own tax advisors about the application of the PFIC rules and certain elections that may help to minimize adverse U.S. federal income tax consequences in their particular circumstances.

We have never paid a dividend and we do not intend to pay dividends in the foreseeable future which means that holders of shares and ADSs may not receive any return on their investment from dividends.

To date, we have not declared or paid any cash dividends on our ordinary shares and currently intend to retain any future earnings for funding growth. We do not anticipate paying any dividends in the foreseeable future. Dividends may only be paid out of our profits. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors. Our holders of shares and ADSs may not receive any return on their investment from dividends. The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

Currency fluctuations may adversely affect the price of the ADSs relative to the price of our ordinary shares.

The price of our ordinary shares is quoted in Australian dollars and the price of the ADSs will be quoted in U.S. dollars. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of the ADSs and the U.S. dollar equivalent of the price of our ordinary shares. In the last five years, the Australian dollar has as a general trend depreciated against the U.S. dollar. Any continuation of this trend may adversely affect the U.S. dollar price of the ADSs and the U.S. dollar equivalent of the price of our ordinary shares, even if the price of our ordinary shares in Australian dollars increases or remains unchanged. However, this trend may not continue and may be reversed. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ADSs could decline, even if the price of our ordinary shares in Australian dollars increases or remains unchanged.

The requirements of being a public company may strain our resources and divert management’s attention and if we are unable to maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

As a publicly-traded company, we are subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act), the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NASDAQ Global Market and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file certain reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations.

The Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and disclosure controls and procedures quarterly. In particular, beginning with fiscal year ended on June 30, 2013, we have performed system and process evaluation and testing of our internal control over financial reporting to allow our management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. We have in prior fiscal years identified material weaknesses that have been remediated. If we identify material weaknesses in future periods or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be restated, we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our stock could decline.

Our ordinary shares are listed and traded on the ASX and NASDAQ. Price levels for our ordinary shares could fluctuate significantly on either market, independent of our share price on the other market. Investors could seek to sell or buy our shares to take advantage of any price differences between the three markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in our share prices on either exchange and the volumes of shares available for trading on either exchange. In addition, holders of shares in either jurisdiction will not be immediately able to transfer such shares for trading on the other markets without effecting necessary procedures with our transfer agent. This could result in time delays and additional cost for our shareholders. Further, if we are unable to continue to meet the regulatory requirements for listing on the ASX and NASDAQ, we may lose our listing on any of these exchanges, which could impair the liquidity of our shares.

Risks Relating to Our Business

We have a history of operating losses and may not achieve or maintain profitability in the future.

We are at an early stage in the development of pharmaceutical products and their success is therefore uncertain. We focus on the development of immunotherapeutic products for the treatment of cancer. We, and our partners, have three products under development-IMP321, IMP701, IMP731 and IMP761, all of which are directed to lymphocyte activation gene 3, or LAG-3, a gene linked to the regulation of T cells in immune responses. In prior years, our business was focused on the development of CVac™, an autologous dendritic cell cancer vaccine. However, in February 2015, we suspended the development of CVac™ during its Phase II clinical trials in favor of focusing on biologicals like IMP321, which offer greater commercial potential based on cost of goods alone. While the decision to consolidate the CVac™ clinical trial program and to cease the patient recruitment has led to a significant decrease of costs, the clinical trial program of IMP321 will generate new expenses, especially as two clinical trials have been started (AIPAC and TACTI-mel). There can also be no guarantee that IMP321 will successfully be partnered or that any of our product candidates or know how, whether partnered or not, will ever generate future revenues. At this point, none of our products generate significant revenue.

For the nine-month period ended March 31, 2016 and 2017, we had a net loss of approximately $58.5 million and $6.3 million, respectively. The significant decrease in net loss for the nine-month period ended March 31, 2017 was primarily attributable to a share based payment to a strategic investor of $47.5 million incurred in the issue of a convertible note and warrants to Ridgeback Capital Investments in the nine-month period to March 31, 2016. In addition, our total other income increased A$1.8 million to A$3.4 million for the nine-month period ended March 31, 2017 from A$1.6 million for the nine-month period ended March 31, 2016. The increase was primarily attributable to A$1.7 million higher cash tax rebates from the French and Australian governments recognized in the third quarter ended March 31, 2017 compared to A$0.0 million for the three-month period to March 31, 2016. We will continue to incur losses from operations and expect the costs of drug development to increase in the future as more patients are recruited to the planned trials. In particular, we will continue to incur significant losses in carrying out clinical trials of IMP321 necessary for regulatory approval and ongoing research in terms of immunotherapy product candidates. Because of the numerous risks and uncertainties associated with the development, manufacturing, sales and marketing of therapeutic products, we may experience larger than expected future losses and may never become profitable.

There is a substantial risk that we, or our development partners, may not be able to complete the development of our current product candidates or develop other pharmaceutical products. It is possible that none of them will be successfully commercialized, which would prevent us from ever achieving profitability.

We have no medicinal products approved for commercial sale and no source of material revenue.

Currently, we have no products approved for commercial sale and to date have not generated material revenue from product sales. We are largely dependent on the success of our product candidates, especially the LAG-3 related ones.

The LAG 3 product candidates were acquired by us through the acquisition of the French privately owned and venture capital backed company Immutep SA, a biopharmaceutical company in the rapidly growing field of Immuno-Oncology in December 2014. This acquisition significantly expanded our clinical development product portfolio to other categories of immunotherapies. It has also provided Prima with partnerships with several of the world’s largest pharmaceutical companies.

We have several LAG-3 product candidates. The most advanced of is IMP321. IMP321 is a recombinant protein typically used in conjunction with chemotherapy to amplify a patient’s immune response. The development and manufacturing of IMP321 is being conducted in conjunction with Eddingpharm.

Another LAG-3 product candidate is IMP701, an antagonist antibody that acts to stimulate T cell proliferation in cancer patients. IMP701 has been licensed to CoStim (Novartis), which is solely responsible for its development and manufacturing.

A third LAG-3 product candidate is IMP731, a depleting antibody that removes T cells involved in autoimmunity. IMP731 has been licensed to GlaxoSmithKline, or GSK, which is solely responsible for its development and manufacturing.

Finally, in January 2017 we announced we conducted research on a new early stage product candidate, a humanized IgG4 monoclonal antibody known as IMP761.

In addition to these products Immutep also has a dedicated R&D laboratory outside Paris with other research candidates in development. Immutep also currently generates modest revenues from sales of LAG-3 research reagents.

There can be no assurance that our ability to develop any product candidate, will be successful or our ability to obtain the necessary regulatory approvals with respect to any of the foregoing will be successful.

We anticipate that as the costs related to the clinical trials for IMP321 will increase, we will require additional funds to achieve our long-term goals of commercialization and further development of IMP321 and other product candidates. In addition, we will require funds to pursue regulatory applications, defend intellectual property rights, increase contracted manufacturing capacity, potentially develop marketing and sales capability and fund operating expenses. We intend to seek such additional funding through public or private financings and/or through licensing of our assets or other arrangements with corporate partners. However, such financing, licensing opportunities or other arrangements may not be available from any sources on acceptable terms, or at all. Any shortfall in funding could result in us having to curtail or cease our operations including research and development activities, thereby harming our business, financial condition and results of operations.

Our ability to generate product revenue depends on a number of factors, including our ability to:

•	successfully complete clinical development of, and receive regulatory approval for, our product candidates;

•	set an acceptable price for our products, if approved, and obtain adequate coverage and reimbursement from third-party payors;

•	obtain commercial quantities of our products, if approved, at acceptable cost levels; and

•	successfully market and sell our products, if approved.

In addition, because of the numerous risks and uncertainties associated with product candidate development, we are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability. Our expenses could increase beyond current expectations if the applicable regulatory authorities require further studies in addition to those currently anticipated and even if our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of such products and there can be no guarantee that we will ever generate significant revenues.

We will require additional financing and may be unable to raise sufficient capital, which could have a material impact on our research and development programs or commercialization of our products or product candidates.

We have historically devoted most of our financial resources to research and development, including pre-clinical and clinical development activities. To date, we have financed a significant amount of our operations through public and private financings. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings or strategic collaborations. The amount of such future net losses, as well as the possibility of future profitability, will also depend on our success in developing and commercializing products that generate significant revenue. Our failure to become and remain profitable would depress the value of our ordinary shares or ADSs and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations.

We anticipate that our expenses will increase substantially for the foreseeable future if, and as, we:

•	continue our research and preclinical and clinical development of our product candidates;

•	expand the scope of our current proposed clinical studies for our product candidates;

•	initiate additional preclinical, clinical or other studies for our product candidates;

•	change or add additional manufacturers or suppliers;

•	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

•	seek to identify and validate additional product candidates;

•	acquire or in-license other product candidates and technologies;

•	maintain, protect and expand our intellectual property portfolio;

•	attract and retain skilled personnel;

•	create additional infrastructure to support our operations as a publicly quoted company and our product development and planned future commercialization efforts;

•	add an internal sales force; and

•	experience any delays or encounter issues with any of the above.

Until our products become commercially available, we will need to obtain additional funding in connection with the further development of our products and product candidates. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. As such, additional financing may not be available to us when needed, on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts or obtain funds by entering agreements on unattractive terms. Our resource allocation decisions and the elimination of development programs may result in the failure to capitalize on profitable market opportunities. Furthermore, any additional equity fundraising in the capital markets may be dilutive for stockholders and any debt-based funding may bind us to restrictive covenants and curb our operating activities and ability to pay potential future dividends even when profitable. We cannot guarantee that future financing will be available in sufficient amounts or on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on acceptable terms, we will be prevented from pursuing research and development efforts. This could harm our business, operating results and financial condition and cause the price of our common stock to fall.

If we are unable to secure sufficient capital to fund our operations, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to third parties to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves. For example, additional strategic collaborations could require us to share commercial rights to our product candidates with third parties in ways that we do not intend currently or on terms that may not be favorable to us. Moreover, we may also have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us.

We are exposed to significant risks related to our ongoing research and development efforts and might not be in a position to successfully develop any product candidate. Any failure to implement our business strategy could negatively impact our business, financial condition and results of operations.

The development and commercialization of IMP321, IMP701, IMP731 and IMP761, or any other product candidate we may develop, is subject to many risks, including:

•	additional clinical trials may be required beyond what we currently expect;

•	regulatory authorities may disagree with our interpretation of data from our preclinical studies and clinical studies or may require that we conduct additional studies;

•	regulatory authorities may disagree with our proposed design of future clinical trials;

•	regulatory authorities may not accept data generated at our clinical study sites;

•	we may be unable to obtain and maintain regulatory approval of our product candidate in any jurisdiction;

•	the prevalence and severity of any side effects of any product candidate could delay or prevent commercialization, limit the indications for any approved product candidate, require the establishment of a risk evaluation and mitigation strategy, or REMS, or cause an approved product candidate to be taken off the market;

•	regulatory authorities may identify deficiencies in our manufacturing processes or facilities or those of our third-party manufacturers;

•	regulatory authorities may change their approval policies or adopt new regulations;

•	the third-party manufacturers we expect to depend on to supply or manufacture our product candidates may not produce adequate supply;

•	we, or our third-party manufacturers, may not be able to source or produce cGMP materials for the production of our product candidates;

•	we may not be able to manufacture our product candidates at a cost or in quantities necessary to make commercially successful products;

•	we may not be able to obtain adequate supply of our product candidates for our clinical trials;

•	we may experience delays in the commencement of, enrollment of patients in and timing of our clinical trials;

•	we may not be able to demonstrate that our product candidates are safe and effective as a treatment for its indications to the satisfaction of regulatory authorities, and we may not be able to achieve and maintain compliance with all regulatory requirements applicable to our product candidates;

•	we may not be able to maintain a continued acceptable safety profile of our products following approval;

•	we may be unable to establish or maintain collaborations, licensing or other arrangements;

•	the market may not accept our product candidates;

•	we may be unable to establish and maintain an effective sales and marketing infrastructure, either through the creation of a commercial infrastructure or through strategic collaborations, and the effectiveness of our own or any future strategic collaborators’ marketing, sales and distribution strategy and operations will affect our profitability;

•	we may experience competition from existing products or new products that may emerge;

•	we and our licensors may be unable to successfully obtain, maintain, defend and enforce intellectual property rights important to protect our product candidates; and

•	we may not be able to obtain and maintain coverage and adequate reimbursement from third-party payors.

If any of these risks materializes, we could experience significant delays or an inability to successfully commercialize IMP321, IMP701, IMP731 and IMP761, or any other product candidate we may develop, which would have a material adverse effect on our business, financial condition and results of operations.

We may not make acquisitions in the future, or if we do, we may not be successful in integrating the acquired company, either of which could have a materially adverse effect on our business.

We completed our acquisition of Immutep, in December 2014 for consideration of up to US$28m in cash and stock. We have almost fully completed the integration of Immutep’s business into our own. We have not yet achieved, and may never achieve, the full benefit of the clinical development expectations, product portfolio enhancements or revenue generations we expected at the time of the acquisition. In addition, even if we achieve the expected benefits, we may be unable to achieve them within the anticipated time frame. Also, there may be unexpected problems in the business unrelated to the Immutep acquisition that have a negative effect on our business. If we fail to implement our business strategy, we may be unable to achieve expected results and our business, financial condition and results of operations may be materially and adversely affected.

Specific risks associated with the remaining integration include the following:

•	the potential loss of licensors, licensees, other business partners or independent contractors;

•	failure to effectively continue the clinical trials;

•	failure to effectively consolidate functional areas, which may be impeded by inconsistencies in, or conflicts between, standards, controls, procedures, policies, business cultures and compensation structures;

•	potential future impairment charges, write-offs, write-downs or restructuring charges that could adversely affect our results of operations;

•	significant deficiencies or material weaknesses in internal controls over financial reporting;

•	exposure to unknown liabilities or other obligations of Immutep, which may include matters relating to employment, labor and employee benefits, litigation, accident claims and environmental issues, and which may affect our ability to comply with applicable laws;

•	the coordination of resources across broad geographical areas; and

•	the challenges of moving toward a single brand and market identity.

Immutep is our only significant acquisition in our recent history. Identifying strategic acquisitions is part of our business plan and may become an increasingly important part of our growth. There is, however, no assurance that we will be successful in identifying, negotiating, or consummating any future acquisitions. If we fail to make any future acquisitions, our growth rate could be materially and adversely affected. Any additional acquisitions we undertake could involve the dilutive issuance of equity securities, incurring indebtedness and/or incurring large one-time expenses. In addition, acquisitions involve numerous risks, including difficulties in assimilating the acquired company’s operations, the diversion of our management’s attention from other business concerns, risks of entering into markets in which we have had no or only limited direct experience, and the potential loss of customers, key employees and drivers of the acquired company, all of which could have a materially adverse effect on our business and operating results. If we make acquisitions in the future, we cannot guarantee that we will be able to successfully integrate the acquired companies or assets into our business, which would have a materially adverse effect on our business, financial condition, and results of operations.

Ongoing and future clinical trials of product candidates may not show sufficient safety or efficacy to obtain requisite regulatory approvals for commercial sale.

Phase I and Phase II clinical trials are not primarily designed to test the efficacy of a product candidate but rather to test safety and to understand the product candidate’s side effects at various doses and schedules. Furthermore, success in preclinical and early clinical trials does not ensure that later large-scale trials will be successful nor does it predict final results. Acceptable results in early trials may not be repeated in later trials. Further, Phase III clinical trials may not show sufficient safety or efficacy to obtain regulatory approval for marketing. In addition, clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events during a clinical trial could require that the clinical trial be redone or terminated. The length of time necessary to complete clinical trials and to submit an application for marketing approval by applicable regulatory authorities may also vary significantly based on the type, complexity and novelty of the product candidate involved, as well as other factors. If we suffer any significant delays, setbacks or negative results in, or termination of, our clinical trials, it may be unable to continue the development of our products or product candidates or generate revenue and our business may be severely harmed.

If we do not obtain the necessary regulatory approvals we will be unable to commercialize our products.

The clinical development, manufacturing, sales and marketing of our products are subject to extensive regulation by regulatory authorities in the United States, the United Kingdom, the European Union, Australia and

elsewhere. Despite the substantial time and expense invested in preparation and submission of a Biologic License Application or equivalents in other jurisdictions, regulatory approval is never guaranteed. The number, size and design of preclinical studies and clinical trials that will be required will vary depending on the product, the disease or condition for which the product is intended to be used and the regulations and guidance documents applicable to any particular product. The FDA or other regulators can delay, limit or deny approval of a product for many reasons, including, but not limited to, the fact that regulators may not approve our or a third-party manufacturer’s processes or facilities or that new laws may be enacted or regulators may change their approval policies or adopt new regulations requiring new or different evidence of safety and efficacy for the intended use of a product.

IMP321 is undergoing clinical trials; however, successful results in the trials and in the subsequent application for marketing approval are not guaranteed. Without additional clinical trials any other product in the current portfolio cannot obtain a regulatory approval. If we are unable to obtain regulatory approvals, we will not be able to generate revenue from this product. Even if we receive regulatory approval for any product candidate, our profitability will depend on our ability to generate revenues from the sale of those product candidates or the licensing of our technology.

Even if our product candidates receive regulatory approval, they may still face development and regulatory difficulties that may delay or impair their future sales.

Even if we or our licensing partners receive regulatory approval to sell IMP321 or any other product candidate, the relevant regulatory authorities may, nevertheless, impose significant restrictions on the indicated uses, manufacturing, labelling, packaging, adverse event reporting, storage, advertising, promotion and record keeping or impose ongoing requirements for post-approval studies. In addition, regulatory agencies subject a marketed product, its manufacturer and the manufacturer’s facilities to continual review and periodic inspections. Previously unknown problems with the product candidate, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product, and could include withdrawal of the product from the market. In addition, new statutory requirements may be enacted or additional regulations may be enacted that could prevent or delay regulatory approval of our products.

We have limited manufacturing experience with our product candidates.

We have no manufacturing capabilities and are dependent on third parties for cost effective manufacture and manufacturing process development of the company’s product candidates. Problems with third party manufacturers or the manufacturing process, or the scaling up of manufacturing activities as such may delay clinical trials and commercialization of our product candidates. To minimize the chance of these kinds of disruption, we enter into advance purchase agreements for reagents wherever possible.

Biological product candidates like IMP731, IMP701, IMP321 or IMP761 usually have more complicated manufacturing procedures than chemically produced therapies. The change of manufacturing partners, manufacturing process changes or changes of other nature could impact the product quality and affect the comparability of different product batches. A lack of comparability could significantly impact the development timelines and could even lead to a situation where regulatory bodies require additional or new pre-clinical or clinical development.

The clinical development of autologous dendritic cell cancer vaccines such as CVac is complex and more expensive to produce than most other biologicals such as IMP321. Biologicals like IMP321 offer greater commercial potential based on cost of goods alone. Such lower cost and greater commercial potential were main contributing factors in our decision to focus our clinical trial resources internally on developing IMP321 whilst seeking a partner to develop CVac. With consolidation of the CVac program and the spin off transaction with Sydys Corporation, a US based special purpose vehicle, the manufacturing uncertainties surrounding CVac have now transferred to Sydys. Compared to our other partners Novartis and GlaxoSmithKline who are well funded and established within the industry, the transaction with Sydys bears significantly more risk given that Sydys first needs to establish itself and secure significant funds to develop CVac, and there is no guarantee that Sydys will be successful in that respect. The successful approval of CVac by regulatory authorities and the manufacturing of CVac will be beyond the control of Prima.

To the extent we rely significantly on contractors, we will be exposed to risks related to the business and operational conditions of our contractors.

We are a small company, with few internal staff and limited facilities. We are and will be required to rely on a variety of contractors to manufacture and transport our products, to perform clinical testing and to prepare regulatory dossiers. Adverse events that affect one or more of our contractors could adversely affect us, such as:

•	a contractor is unable to retain key staff that have been working on our product candidates;

•	a contractor is unable to sustain operations due to financial or other business issues;

•	a contractor loses their permits or licenses that may be required to manufacture our products or product candidates; or

•	errors, negligence or misconduct that occur within a contractor may adversely affect our business.

We depend on, and will continue to depend on, collaboration and strategic alliances with third partners. To the extent we are able to enter into collaborative arrangements or strategic alliances, we will be exposed to risks related to those collaborations and alliances.

An important element of our strategy for developing, manufacturing and commercializing our product candidates is entering into partnerships and strategic alliances with other pharmaceutical companies or other industry participants. For example, we currently have collaborative arrangements with Eddingpharm for the development of IMP321 for China and Taiwan. Any revenues from sales of CVac will be dependent on the success of the collaboration partner. In principle the same applies to IMP731 and IMP701 or any other partnered product candidate.

Any partnerships or alliance we have or may have in the future may be terminated for reasons beyond our control or we may not be able to negotiate future alliances on acceptable terms, if at all. These arrangements may result in us receiving less revenue than if it sold its products directly, may place the development, sales and marketing of its products outside of its control, may require it to relinquish important rights or may otherwise be on unfavorable terms. Collaborative arrangements or strategic alliances will also subject us to a number of risks, including the risk that:

•	we may not be able to control the amount and timing of resources that our strategic partner/collaborators may devote to the product candidates;

•	strategic partner/collaborators may experience financial difficulties;

•	the failure to successfully collaborate with third parties may delay, prevent or otherwise impair the development or commercialization of our product candidates or revenue expectations;

•	products being developed by partners/collaborators may never reach commercial stage resulting in reduced or even no milestone or royalty payments;

•	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete their obligations under any arrangement;

•	a collaborator could independently move forward with a competing product developed either independently or in collaboration with others, including our competitors; and

•	collaborative arrangements are often terminated or allowed to expire, which would delay the development and may increase the cost of developing product candidates.

Our research and development efforts will be jeopardized if we are unable to retain key personnel and cultivate key academic and scientific collaborations.

Our success depends largely on the continued services of our senior management and key scientific personnel and on the efforts and abilities of our senior management to execute our business plan. During the fiscal year ended June 30, 2016, we experienced a significant change in our senior management team with Dr. Sharron Gargosky, our former Chief Technical Officer and past CVac program manager, ceasing to be employed by us effective 30 November 2015. However, we consider the impact of her departure to be minimal with the divestment of CVac to Sydys Corporation. Our research and development activities of IMP321 will be overseen by Dr. Frédéric Triebel, the inventor of the technology.

Changes in our senior management may be disruptive to our business and may adversely affect our operations. For example, when we have changes in senior management positions, we may elect to adopt different business strategies or plans. Any new strategies or plans, if adopted, may not be successful and if any new strategies or plans do not produce the desired results, our business may suffer.

Moreover, competition among biotechnology and pharmaceutical companies for qualified employees is intense and as such we may not be able to attract and retain personnel critical to our success. Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel, manufacturing personnel, sales and marketing personnel and on our ability to develop and maintain important relationships with clinicians, scientists and leading academic and health institutions. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our product development and commercialization activities.

In addition, biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Our product candidates may be or become uncompetitive. To remain competitive, we must employ and retain suitably qualified staff that are continuously educated to keep pace with changing technology, but may not be in a position to do so.

Future potential sales of our products may suffer if they are not accepted in the marketplace by physicians, patients and the medical community.

There is a risk that IMP321 may not gain market acceptance among physicians, patients and the medical community, even if they are approved by the regulatory authorities. The degree of market acceptance of any of our approved products will depend on a variety of factors, including:

•	timing of market introduction, number and clinical profile of competitive products;

•	our ability to provide acceptable evidence of safety and efficacy and our ability to secure the support of key clinicians and physicians for our products;

•	cost-effectiveness compared to existing and new treatments;

•	availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third-party payers;

•	prevalence and severity of adverse side effects; and

•	other advantages over other treatment methods.

Physicians, patients, payers or the medical community may be unwilling to accept, use or recommend our products which would adversely affect our potential revenues and future profitability.

If healthcare insurers and other organizations do not pay for our products or impose limits on reimbursement, our future business may suffer.

Our product candidate may be rejected by the market due to many factors, including cost. The continuing efforts of governments, insurance companies and other payers of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability. In Australia and certain foreign markets the pricing of pharmaceutical products is already subject to government control. We expect initiatives for similar government control to continue in the United States and elsewhere. The adoption of any such legislative or regulatory proposals could harm our business and prospects.

Successful commercialization of our product candidate will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Our product candidate may not be considered cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. Third-party payers are increasingly challenging the price of medical products and treatment. If third party coverage is not available for our products the market acceptance of these products will be reduced. Cost-control initiatives could decrease the price we might establish for products, which could result in product revenues lower than anticipated. If the price for our product candidate decreases or if governmental and other third-party payers do not provide adequate coverage and reimbursement levels our potential revenue and prospects for profitability will suffer.

We may be exposed to product liability claims which could harm our business.

The testing, marketing and sale of therapeutic products entails an inherent risk of product liability. We may face product liability exposure related to the testing of our product candidates in human clinical trials. If any of our products are approved for sale, we may face exposure to claims by an even greater number of persons than were involved in the clinical trials once marketing, distribution and sales of our products begin. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products and product candidates;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients and others;

•	loss of revenues; and

•	the inability to commercialize products and product candidates.

We rely on a number of third party researchers and contractors to produce, collect, and analyze data regarding the safety and efficacy of our product candidates. We have quality control and quality assurance in place to mitigate these risks, as well as professional liability and clinical trial insurance to cover financial damages in the event that human testing is done incorrectly or the data is analyzed incorrectly. If a claim is made against us in conjunction with these research testing activities, the market price of our ordinary shares or ADSs may be negatively affected. We could also face additional liability beyond insurance limits if testing mistakes were to endanger any human subjects.

We are currently taking advantage of certain exemptions from having to comply with the Sarbanes-Oxley Act due to our status as an “emerging growth company.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, this allows us to postpone the date by which we must comply with some of the laws and regulations that are otherwise applicable to public companies and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ordinary shares or ADSs.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including, but not limited to, the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. As a result, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting for so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Similarly, so long as we qualify as an “emerging growth company,” we may elect not to provide investors with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the last day of our fiscal year following the fifth anniversary of this offering; (ii) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during a three-year period, issued more than $1 billion in non-convertible debt securities; and (iv) as of the end of any fiscal year in which the market value of our ordinary shares (including ordinary shares represented by ADSs) held by non-affiliates exceeded $700 million as of the end of the second quarter of our last completed fiscal year.

We cannot predict if investors will find our ordinary shares or ADSs less attractive because we may rely on these exemptions. If some investors find our ordinary shares or ADSs less attractive as a result, there may be a less active trading market for such shares, and our stock price may be more volatile and may decline.

Risks Relating to Our Intellectual Property

Our success depends on our ability to protect our intellectual property and our proprietary technology.

Our success is to a certain degree also dependent on our ability to obtain and maintain patent protection or where applicable, to receive/maintain orphan drug designation/status and resulting marketing exclusivity for our product candidates.

We may be materially adversely affected by our failure or inability to protect our intellectual property rights. Without the granting of these rights, the ability to pursue damages for infringement would be limited. Similarly, any know-how that is proprietary or particular to our technologies may be subject to risk of disclosure by employees or consultants despite having confidentiality agreements in place.

Any future success will depend in part on whether we can obtain and maintain patents to protect our own products and technologies; obtain licenses to the patented technologies of third parties; and operate without infringing on the proprietary rights of third parties. Biotechnology patent matters can involve complex legal and scientific questions, and it is impossible to predict the outcome of biotechnology and pharmaceutical patent claims. Any of our future patent applications may not be approved, or we may not develop additional products or processes that are patentable. Some countries in which we may sell our product candidate or license our intellectual property may fail to protect our intellectual property rights to the same extent as the protection that may be afforded in the United States or Australia. Some legal principles remain unresolved and there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the United States, the United Kingdom, the European Union, Australia or elsewhere. In addition, the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or in interpretations of patent laws in the United States, the United Kingdom, the European Union or elsewhere may diminish the value of our intellectual property or narrow the scope of our patent protection. Even if we are able to obtain patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

Moreover, any of our pending applications may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office, or USPTO, the European Patent Office, or EPO, the Australian Patent and Trademark Office and/or any patents issuing thereon may become involved in opposition, derivation, reexamination, inter partes review, post grant review, interference proceedings or other patent office proceedings or litigation, in the United States or elsewhere, challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, and allow third parties to commercialize our technology or products and compete directly with us, without payment to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to exploit our intellectual property or develop or commercialize current or future product candidate.

The issuance of a patent is not conclusive as to the inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the U.S., the EU, Australia and elsewhere. Such challenges may result in loss of ownership or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit the duration of the patent protection of our technology and products. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

In addition, other companies may attempt to circumvent any regulatory data protection or market exclusivity that we obtain under applicable legislation, which may require us to allocate significant resources to preventing such circumvention. Such developments could enable other companies to circumvent our intellectual property rights and use our clinical trial data to obtain marketing authorizations in the EU, Australia and in other jurisdictions. Such developments may also require us to allocate significant resources to prevent other companies from circumventing or violating our intellectual property rights.

Our attempts to prevent third parties from circumventing our intellectual property and other rights may ultimately be unsuccessful. We may also fail to take the required actions or pay the necessary fees to maintain our patents.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products, such that we could be required to litigate with or obtain licenses from third parties in order to develop or market our products. Such litigation or licenses could be costly or not available on commercially reasonable terms.

Our commercial success may somewhat depend upon our future ability and the ability of our potential collaborators to develop, manufacture, market and sell our product candidates without infringing valid intellectual property rights of third parties.

If a third-party intellectual property right exists that requires the pursuit of litigation or administrative proceedings to nullify or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, which may not be available on commercially reasonable terms, if at all.

Third-party intellectual property right holders, including our competitors, may bring infringement claims against us. We may not be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims or otherwise resolve such claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from, or experience substantial delays in, marketing our product candidate.

If we fail to settle or otherwise resolve any such dispute, in addition to being forced to pay damages, we or our potential collaborators may be prohibited from commercializing any product candidates we may develop that are held to be infringing, for the duration of the patent term. We might, if possible, also be forced to redesign our formulations so that we no longer infringe such third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

To mitigate this risk, we have a patent strategy and monopoly around many of the technical areas we operate in with little room for others to achieve freedom to operate. From time to time we engage the advice of patent counsel to conduct checks on the freedom to operate position of our business with respect to claims protecting our product development candidates and our clinical and manufacturing strategies.

We may become involved in lawsuits to protect and defend our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or other intellectual property and we may inadvertently infringe the patent or intellectual property of others. To counter infringement or unauthorized use, we may be required to file claims, and any related litigation and/or prosecution of such claims can be expensive and time consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid in whole or in part, unenforceable, or construe the patent’s claims narrowly allowing the other party to commercialize competing products on the grounds that our patents do not cover such products.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. The effects of patent litigation or other proceedings could therefore have a material adverse effect on our ability to compete in the marketplace.

Confidentiality and invention assignment agreements with our employees, advisors and consultants may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider proprietary trade secrets and/or confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets and/or confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. However, trade secrets and/or confidential know-how can be difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, advisors and consultants to enter into confidentiality and invention assignment agreements with us. However, current or former employees, advisors and consultants may unintentionally or willfully disclose our confidential information to competitors, and confidentiality and invention assignment agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third-party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality and invention assignment agreements may vary from jurisdiction to jurisdiction.

Failure to obtain or maintain trade secrets and/or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of our trade secrets and/or confidential know-how.

Intellectual property rights do not address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	Others may be able to make products that are similar to IMP321 but that are not covered by our intellectual property rights.

•	Others may independently develop similar or alternative technologies or otherwise circumvent any of our technologies without infringing our intellectual property rights.

•	We or any of our collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license.

•	We or any of our collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license.

•	It is possible that any pending patent applications that we have filed, or will file, will not lead to issued patents.

•	Issued patents that we own may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

•	Our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

•	Ownership of our patents or patent applications may be challenged by third parties.

•	The patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products or product candidate.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and exploiting patents in the biopharmaceutical industry involve both technological and legal complexity. Therefore, obtaining and exploiting biopharmaceutical patents is costly, time-consuming and inherently uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Such examples include:

•	Nautilus, Inc. v. Biosig Instruments, Inc. (2014), where the Court imposed a stricter requirement for clarity of claim language than previously applied by the Federal Circuit, thereby making it easier to invalidate patents for insufficiently apprising the public of the scope of the invention.

•	Limelight Networks, Inc. v. Akamai Technologies, Inc. (2014), where the Court articulated a standard for inducement of infringement that makes it more difficult to establish liability for inducing infringement of a multi-step method claim that is performed by multiple parties.

•	Association for Molecular Pathology v. Myriad Genetics, Inc. (2013), where the Court held that isolated naturally-occurring DNA is patent ineligible subject matter.

•	KSR v. Teleflex (2007), where the Court decided unanimously that the Federal Circuit Court had been wrong in taking a narrow view of when an invention is “obvious” and thus cannot be patented.

•	EBay Inc. v. MercExchange, LLC (2006), where the Court heightened the standard for an injunction after a finding of patent infringement.

•	Merck KGgA v. Integra Lifesciences (2004), where the Court adopted an expansive interpretation of the activities associated with regulatory approval exempt from patent infringement.

In addition, the America Invents Act, or AIA, has been recently enacted in the United States, resulting in significant changes to the U.S. patent system. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, the combination of the U.S. Supreme Court decisions and AIA has created uncertainty with respect to the value of patents, once obtained. A few highlights of changes to U.S. patent law under the AIA are:

•	Under the AIA, a patent is awarded to the “first-inventor-to-file” rather than the first to invent.

•	There is a new definition of prior art which removes geographic and language boundaries found in the pre-AIA law. At the same time, certain categories of “secret” prior art have been eliminated.

•	The AIA introduced new procedures for challenging the validity of issued patents: post-grant review and inter partes review.

•	Patent owners under the AIA may now request supplemental examination of a patent to consider, reconsider, or correct information believed to be relevant to the patent.

•	The AIA allows third parties to submit any patent, published application, or publication relevant to examination of a pending patent application with a concise explanation for inclusion during prosecution of the patent application.

The “first-inventor-to-file” system and the new definitions of prior art apply to U.S. patent applications with claims having an effective filing date on or after March 16, 2013. Until at least 2034, patent practice will involve both pre-AIA and AIA laws.

Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to exploit our existing patents and patents that we might obtain in the future. Similarly, the complexity and uncertainty of European patent laws has also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Changes in patent law or patent jurisprudence could limit our ability to obtain new patents in the future that may be important for our business.

We may face difficulties with protecting our intellectual property in certain jurisdictions, which may diminish the value of our intellectual property rights in those jurisdictions.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws in the U.S. and the EU, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. If we or our collaboration partners encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished and we may face additional competition from others in those jurisdictions.

Some countries in Europe and China have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position or commercial advantage may be impaired and our business and results of operations may be adversely affected.

Risks Relating to Our Location in Australia

Currency fluctuations may expose us to increased costs and revenue decreases.

Our business is affected by fluctuations in foreign exchange rates. Currency fluctuations could, therefore, cause our costs to increase and revenues to decline. Our expenses will be denominated in Australian dollars, U.S. dollars and European euro. Last year, the Australian dollar has, as a general trend, depreciated against the U.S. dollar and European euro, whereas two years ago, the Australian dollar had appreciated against the U.S. dollar and European Euro. We conduct clinical trials in many different countries and we have manufacturing of our product candidate undertaken outside of Australia, which exposes us to potential cost increases resulting from fluctuations in exchange rates. In fiscal 2015, we made foreign exchange gains as a result of currency fluctuations of A$0.5 million. In fiscal 2014 our foreign exchange gain was A$0.4 million. In fiscal 2016, we made foreign exchange losses as a result of currency fluctuations of A$0.6 million. For the nine-month period ended March 31, 2017, the loss on foreign exchange was A$0.6 million, an increase of approximately A$0.1 million over the prior-year period, driven by the foreign exchange impact on the U.S. and euro holdings compared to the prior-year period.

Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our shares.

We are incorporated in Australia and are subject to the takeovers laws of Australia. Amongst other things, we are subject to the Corporations Act 2001 (Commonwealth of Australia). Subject to a range of exceptions, the Corporations Act prohibits the acquisition of a direct or indirect interest in our issued voting shares (including through the acquisition of ADSs) if the acquisition of that interest will lead to a person’s or someone else’s voting power in us increasing from 20% or below to more than 20%, or increasing from a starting point that is above 20% and below 90%. Exceptions to the general prohibition include circumstances where the person makes a formal takeover bid for us, if the person obtains shareholder approval for the acquisition or if the person acquires less than 3% of the voting power of us in any rolling six month period. Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our shares. See “Australian Change in Control and Disclosure of Interest Requirements.”

Rights as a holder of ordinary shares are governed by Australian law and our Constitution and differ from the rights of shareholders under U.S. law. Holders of our ordinary shares or ADSs may have difficulty in effecting service of process in the United States or enforcing judgments obtained in the United States.

We are a public company incorporated under the laws of Australia. Therefore, the rights of holders of our ordinary shares are governed by Australian law and our Constitution. These rights differ from the typical rights of shareholders in U.S. corporations. The rights of holders of ADSs are affected by Australian law and our Constitution but are governed by U.S. law. Circumstances that under U.S. law may entitle a shareholder in a U.S. company to claim damages may also give rise to a cause of action under Australian law entitling a shareholder in an Australian company to claim damages. However, this will not always be the case. Holders of our ordinary shares or ADSs may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the U.S., liabilities under U.S. securities laws. In particular, if such a holder sought to bring proceedings in Australia based on U.S. securities laws, the Australian court might consider:

•	that it did not have jurisdiction; and/or

•	that it was not an appropriate forum for such proceedings; and/or

•	that, applying Australian conflict of laws rule, U.S. law (including U.S. securities laws) did not apply to the relationship between holders of our ordinary shares or ADSs and us or our directors and officers; and/or

•	that the U.S. securities laws were of a public or penal nature and should not be enforced by the Australian court.

Holders of our ordinary shares and ADSs may also have difficulties enforcing in courts outside the U.S. judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Marketplace Rules. As an Australian company listed on the NASDAQ Global Market, we may follow home country practice with regard to, among other things, the composition of the board of directors, director nomination process, compensation of officers and quorum at shareholders’ meetings. In addition, we may follow Australian law instead of the NASDAQ Marketplace Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. As a foreign private issuer that has elected to follow a home country practice instead of NASDAQ requirements, we have submitted to NASDAQ a written statement from our independent counsel certifying that our practices are not prohibited by Australian laws. In addition, a foreign private issuer must disclose in Annual Reports filed with the U.S. Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

We are exposed to differing legal and tax laws in multiple jurisdictions, including complex transfer pricing rules in Australia.

We and our subsidiaries are located in a number of jurisdictions and therefore have exposure to different legal and taxation requirements in multiple jurisdictions. The listed entity Prima Biomed Ltd is incorporated in, and a tax resident of, Australia. It has a number of intercompany arrangements with its subsidiaries (resident outside Australia), including, for example, funding and employee sourcing arrangements. In Australia there are complex and material requirements on transfer pricing of intercompany loan arrangements with overseas entities. The multiple jurisdictional structure of the Company and its subsidiaries can expose the group to substantial compliance and taxation liabilities. While we believe we are compliant with these tax laws, there is a risk that we and our subsidiaries could be subject to tax audits (with the resulting compliance costs) or exposed to fines or penalties.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Additionally, forward-looking statements include statements concerning future matters such as our anticipated expenditures, including those related to pre-clinical and clinical trials and research studies and general and administrative expenses, the potential size of the markets for our products, future development and/or expansion of our products and therapies in our markets, our ability to generate product revenues, our ability to achieve and collect milestone and royalty payments from our collaboration partners and other contract counterparties, our ability to obtain regulatory clearances, our ability to commercialize products, expectations as to our future performance, liquidity and capital resources, including our potential need for additional debt or equity financing and the availability thereof as well as our ability to continue to service our existing debt. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, our need and ability to raise additional cash, our collaboration and license partners, risks associated with laws or regulatory requirements applicable to us, market conditions, product performance, potential litigation, competition within the biotechnology industry and other factors set forth above under the section entitled “Risk Factors” in this prospectus supplement. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus supplement, even if new information becomes available in the future.

AUSTRALIAN CHANGE IN CONTROL AND DISCLOSURE OF INTEREST REQUIREMENTS

Change of Control Including the Takeover Prohibition

Under the Australian Corporations Act 2001 (Cth), or the Corporations Act, there are a number of takeover prohibitions and disclosure of interest requirements.

Takeover Prohibition under the Corporations Act.

Takeovers of listed Australian public companies, such as us, are regulated among other things by the Corporations Act, which prohibits the acquisition of a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power (which includes that of their associates) in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

A relevant interest is defined very broadly to capture most forms of interest in shares. Generally, and without limitation, a person will have a relevant interest in securities if they:

•	are the holder of the securities;

•	have power to exercise, or control the exercise of, a right to vote attached to the securities; or

•	have power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct power or control).

It does not matter how remote the relevant interest is or how it arises. If two or more people can jointly exercise one of these powers, each of them is taken to have that power. If at a particular time a person has a relevant interest in issued securities and the person:

•	has entered or enters into an agreement with another person with respect to the securities;

•	has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities; or

•	has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities, and the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised, the other person is taken to already have a relevant interest in the securities.

A person will also be regarded as having a relevant interest in voting shares in a company if the non-voting securities in which the person already had a relevant interest become voting shares in the company or there is an increase in the number of votes that may be cast on a poll attached to voting shares that the person already had a relevant interest in. In these circumstances, the acquisition of the relevant interest will occur when the securities become voting shares or the number of votes increases.

Associates are defined broadly and include:

•	corporate entities owned or controlled by the person;

•	corporate entities that control the person;

•	corporate entities that are controlled by an entity which controls the person;

•	persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board;

•	persons with whom the person has or proposes to enter into agreements with which relate to the composition of our board; and

•	persons with whom the person is acting or is proposing to act in concert.

There are a number of exceptions to the prohibition on acquiring a relevant interest in issued voting shares in a listed company if the acquisition will lead to the person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%. In general terms, some of the more significant exceptions include:

•	when the acquisition results from the acceptance of an offer under a formal takeover bid;

•	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid and the acquisition occurs during the bid period;

•	when shareholders of the company approve the takeover by resolution passed at a general meeting;

•	an acquisition by a person if, throughout the six months before the acquisition, that person, or any other person, has had voting power in the company of at least 19% and as a result of the acquisition, none of the relevant persons would have voting power in the company more than three percentage points higher than they had six months before the acquisition;

•	as a result of a pro-rata issue of shares;

•	as a result of dividend reinvestment schemes;

•	as a result of underwriting arrangements;

•	through operation of law;

•	an acquisition which arises through the acquisition of a relevant interest in another listed company;

•	an acquisition arising from an auction of forfeited shares; or

•	an acquisition arising through a compromise, arrangement, liquidation or buyback.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. The Australian Securities and Investments Commission and the Australian Takeovers Panel have a wide range of powers relating to breaches of takeover provisions including the ability to make orders cancelling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches to the takeovers provisions provided in the Corporations Act.

Disclosure in relation to Substantial Shareholding and Beneficial Ownership.

The Corporations Act requires that a person must give notice to us in the prescribed form within two business days (or in some cases by the next business day) if:

•	the person begins to have, or ceases to have, a substantial holding in us. A substantial holding will arise if a person and their associates have a relevant interest in 5% or more of the votes in us or the person has made a takeover bid for the voting shares in us;

•	if the person has a substantial holding in us and there is a movement of 1% or more in their holding; or

•	if the person makes a takeover bid for us.

For the purposes of the notification obligation, a relevant interest in the voting shares is defined very broadly to capture most forms of interests in our shares. Generally, a person will have a relevant interest in securities if such person is the holder of the securities, has power to exercise, or control the exercise of, a right to vote attached to the securities or has power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct control or power).

The rights attaching to our shares for non-compliance with the disclosure of interest requirements may result in disenfranchisement, loss of entitlement to dividends and other payments and restrictions on transfer. A person who contravenes these obligations is liable to compensate a person for any loss or damage the person suffers because of the contravention.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, or parties acting in concert, is prohibited from acquiring 20% or more of the shares in any company having total assets or total issued securities value of A$252 million or more (or A$1,094 million or more in case of U.S. investors) without the approval of the Australian Treasurer. “Associates” is a broadly defined term under the Takeovers Act and includes:

•	any relative of the person (including spouses, lineal ancestors and descendants, and siblings);

•	partners, officers of companies, the company, employers and employees, and corporations;

•	their shareholders related through substantial shareholdings or voting power;

•	corporations whose directors are controlled by the person, or who control a person; and

•	associations between trustees and substantial beneficiaries of trust estates.

In addition, a foreign person may not acquire shares in a company having total assets or total issued securities of A$252 million or more (or A$1,094 million or more in case of U.S. investors) if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADSs. At present, we do not have total assets or total issued securities value of A$252 million or more and therefore no approval would be required from the Australian Treasurer.

Each foreign person seeking to acquire holdings in excess of the above caps (including their associates, as the case may be) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding. The Australian Treasurer then has 30 days to consider the application and make a decision. However, the Australian Treasurer may extend the period by up to a further 90 days by publishing an interim order. The Australian Treasurer has issued a guideline titled Australia’s Foreign Investment Policy which provides an outline of the policy. The policy provides that the Treasurer will reject an application if it is contrary to the national interest.

The percentage of foreign ownership in us would also be included determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisition and do not own any real property in Australia, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of real property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires any off market transfer of our shares to be made in writing. Otherwise, while our ordinary shares remain listed on the ASX, transfers of ordinary shares take place electronically through the ASX’s exchange process and requirements. No stamp duty will be payable in Australia on the transfer of ordinary shares or ADSs.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Constitution provides that we may indemnify a person who is, or has been, an officer of the Company, to the full extent permissible by law (and not prohibited by the Corporations Act), out of our property against any liability incurred by such person as an officer of the Company and legal costs incurred in defending an action for a liability incurred by that person as an officer of the Company.

In addition, our Constitution provides that to the extent permitted by law (and not prohibited by the Corporations Act), we may pay a premium in respect of a contract insuring a person who is or has been an officer of the Company against any liability:

•	incurred by the person in his or her capacity as an officer of the Company, and

•	for costs and expenses incurred by that person in defending proceedings relating to that person acting as an officer of the Company, whether civil or criminal, and whatever their outcome.

We maintain a directors’ and officers’ liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $4,114,256 from the sale of the ADSs offered by us in this offering and the Purchase Warrants offered in the concurrent private placement, after deducting the placement agent fees and estimated offering costs payable by us.

We intend to use the net proceeds from this offering:

•	to continue of our ongoing clinical development of IMP321 (e.g., the AIPAC and TACTI-mel studies);

•	to continue our preclinical research on IMP761; and

•	for general corporate purposes.

We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that we view as complementary to our own.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. As a result, our management will have broad discretion in the allocation and use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. The actual use and allocation of proceeds realized from this offering will depend upon our operating revenues and cash position and our working capital requirements and may change.

Pending use of the net proceeds from this offering, we may also invest these proceeds in investment-grade, interest-bearing instruments until we use them for their stated purposes.

DILUTION

Investors purchasing ordinary shares represented by ADSs in this offering will experience an immediate dilution of the net tangible book value per ordinary share. Our net tangible book value as of March 31, 2017 was A$10,168,801. Based on the March 31, 2017 exchange rate published by the Reserve Bank of Australia, this equates to $7,773,031, or $0.0037 per ordinary share ($0.3737 per ADS), based on 2,079,742,938 ordinary shares (including shares represented by ADSs) outstanding as of March 31, 2017. Net tangible book value per ordinary share is equal to (a) our total tangible assets less our total liabilities, divided by (b) the number of ordinary shares outstanding (including shares represented by ADSs).

Dilution in net tangible book value per ordinary share represents the difference between the amount per ordinary share paid by investors purchasing ordinary shares represented by ADSs in this offering and the as adjusted net tangible book value per ordinary share immediately after the completion of this offering and the concurrent private placement. After giving effect to our sale in this offering of 263,126,800 ordinary shares represented by 2,631,268 ADSs at the public offering price of $1.90 per ADS (or $0.0190 per ordinary share), and after deducting placement agent fees and estimated offering costs payable by us, our net tangible book value as of March 31, 2017 would have been $11,887,287, or $0.0051 per ordinary share. This represents an immediate increase in the net tangible book value of $0.0014 per ordinary share to existing shareholders and an immediate dilution of $0.0139 per ordinary share to investors purchasing ordinary shares represented by ADSs in this offering. The following table illustrates this dilution:

Public offering price per ordinary share represented by ADSs in this offering (i.e., public offering price per ADS in this offering, divided by 100 (to reflect a ratio of 100 ordinary shares per ADS))	$0.0190
Historical net tangible book value per ordinary share at March 31, 2017	$0.0037
Increase per ordinary share attributable to investors purchasing ordinary shares represented by ADSs in this offering	$0.0014
Pro forma net tangible book value per ordinary share, as adjusted to give effect to this offering	$0.0051
Dilution to investors in this offering	$0.0139

The information above is as of March 31, 2017 and excludes:

•	the number of ordinary shares represented by ADSs issuable upon exercise of the Purchase Warrants being offered by us in the concurrent private placement;

•	58,920,228 ordinary shares issuable upon the vesting of outstanding performance rights;

•	3,500,243 ordinary shares issuable upon the exercise of outstanding unlisted options with exercise prices ranging from A$0.04 to A$0.0774 per share;

•	379,921,226 ordinary shares issuable upon the exercise of two outstanding warrants we issued to Ridgeback Capital Investments, or Ridgeback (1);

•	the number of ordinary shares issuable upon the conversion of the principal amount of, and interest accrued on, the outstanding convertible notes we issued to Ridgeback (2); and

•	147,628,500 ordinary shares issuable upon the exercise of outstanding warrants we issued to the vendors of Immutep, with an exercise price per share of A$0.05019 and an expiration date of December 12, 2018 (3).

(1)

On May 11, 2015, we issued to Ridgeback two warrants: a warrant to purchase 8,475,995 ordinary shares at A$0.025 per share, exercisable at any time and which warrant expires on August 4, 2025, and a warrant to purchase 371,445,231 ordinary shares at $0.0237 per share, exercisable at any time and which warrant expires on August 4, 2020. The exercise price of each warrant is subject to certain adjustments for pro rata issues of ordinary shares, issues of bonus shares and reorganizations of our capital. See the Ridgeback 6-K and our Annual Report on Form 20-F for the year ended June 30, 2016 (and the documents incorporated therein by reference) referred to under “Where You Can Find More Information, Information Incorporated by Reference” for further information on these warrants.

(2)	On May 11, 2015, we issued to Ridgeback convertible notes in an aggregate principal amount of A$13,750,828. The notes bear interest at a rate of 3% per annum and mature on August 4, 2025. Subject to certain terms and conditions, at Ridgeback’s option, the principal amount of these notes, plus any accrued and unpaid interest, is convertible into our ordinary shares at a price of A$0.02 per share. Ridgeback may elect to convert the notes (in principal amounts of at least A$250,000) on any date that is at least three months after the issue date of the notes and at least 15 business days prior to the maturity date. If there occurs a change of control event, delisting event or event of default (as such terms are used in the notes), Ridgeback may elect to convert all of the notes into ordinary shares or accelerate and demand immediate repayment of the notes, including all accrued and unpaid interest. The conversion price of each note is subject to certain adjustments for rights issues or bonus issues, off-market buy-backs, issues at less than current market price, issues under a share purchase plan or dividend reinvestment plan at a discount, returns of capital or dividends and consolidations, divisions or reclassifications of our securities. In the event the public offering price of the ADSs offered pursuant to this prospectus, on a per ordinary share basis, is less than 95% of the volume-weighted average price, or VWAP, of our ordinary shares on the ASX during the five business days preceding the announcement of this offering, the conversion price will be adjusted downward in accordance with the terms of the notes. See the Ridgeback 6-K and our Annual Report on Form 20-F for the year ended June 30, 2016 (and the documents incorporated therein by reference) referred to under “Where You Can Find More Information; Information Incorporated by Reference” for further information on these notes and their adjustment mechanisms.

(3)	Pursuant to a share sale agreement, dated October 2, 2014, we issued to certain vendors of Immutep warrants to purchase 200,000,000 ordinary shares (of which, 52,371,500 ordinary shares have been issued pursuant to exercised warrants) at an exercise price of $0.05019 per share. These warrants expire on December 12, 2018. See our Annual Report on Form 20-F for the year ended June 30, 2016 (and the documents incorporated therein by reference) referred to under “Where You Can Find More Information; Information Incorporated by Reference” for further information on these warrants.

To the extent that outstanding derivative securities or the Purchase Warrants being offered by us in the concurrent private placement are exercised for, or converted into, ordinary shares or ADSs representing ordinary shares, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity or convertible debt securities, your ownership will be further diluted.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2016 and March 31, 2017 as derived from our financial statements, which are prepared, in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2016		As of March 31, 2017
Long-term financial liability	A$	5,027,168	A$	5,588,950
Contributed equity		194,530,932		195,352,544
Reserves		63,258,187		61,869,153
Accumulated losses		(222,471,606)		(228,763,532)

Total capitalization and indebtedness	A$	40,344,681	A$	34,047,115

PRICE HISTORY OF ORDINARY SHARES AND ADSs

Our ordinary shares have traded on the Australian Securities Exchange, or ASX, under the symbol “PRR” since our initial public offering on July 9, 2001. The ADSs have traded on the NASDAQ Global Market under the symbol “PBMD” since April 16, 2012. Each ADS represents 100 ordinary shares.

The following table sets forth, for the months indicated, the high and low closing sales prices for our ordinary shares on the ASX and the ADSs on the NASDAQ Global Market.

	Per Ordinary Share (A$)		Per ADS (US$) (1)
	High	Low	High	Low
Year Ended:
June 30, 2016	0.09	0.04	5.40	2.67

Quarter Ended:
September 30, 2016	0.04	0.04	3.23	2.80
December 31, 2016	0.04	0.03	3.17	2.10
March 31, 2017	0.04	0.03	2.93	2.23

Month Ended:
July 2016	0.04	0.04	3.23	2.93
August 2016	0.04	0.04	3.00	2.80
September 2016	0.04	0.04	3.03	2.83
October 2016	0.04	0.04	3.17	2.83
November 2016	0.04	0.03	2.83	2.53
December 2016	0.04	0.03	2.77	2.10
January 2017	0.04	0.04	2.61	2.47
February 2017	0.04	0.03	2.93	2.39
March 2017	0.04	0.03	2.50	2.23
April 2017	0.03	0.03	2.50	2.32
May 2017	0.03	0.03	2.53	2.38
June 2017 (through June 27)	0.04	0.03	2.56	2.28

(1)	On December 28, 2016, we changed the ordinary share-to-ADS ratio from 30:1 to 100:1. Per ADS closing sale prices for dates prior to such change are adjusted to give effect to such change.

As of June 27, 2017, the closing sales price of one ordinary share on the ASX was A$0.03, and the closing sales price of one ADS on the NASDAQ Global Market was US$2.28.

PLAN OF DISTRIBUTION

We are offering the securities through our placement agent, Maxim Group LLC. Subject to the terms and conditions contained in the placement agency agreement, dated June 29, 2017, Maxim Group LLC has agreed to act as the placement agent for the offering on a reasonable best efforts basis. The placement agent is not purchasing or selling any securities by this prospectus supplement or the accompanying prospectus.

We will sell the securities to selected accredited investors under one or more securities purchase agreements entered into between us and each of the investors at the offering price stated on the cover of this prospectus supplement. We currently anticipate that the closing of the sale of the ADSs and Warrants offered hereby will take place on or about July 5, 2017. Investors will also be informed of the date and manner in which they must transmit the purchase price for the securities. Funds received will be placed into an escrow account, and released to us upon the closing. The offering will terminate on the earlier of the date on which all securities offered are sold or July 31, 2017.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the ADSs and Purchase Warrants we sell;

•	we will deliver to each of the investors, through the DWAC system or by book-entry, the ADSs being purchased; and

•	Maxim Group LLC will receive a placement agent fee in accordance with the terms of the placement agency agreement.

In accordance with the terms of the placement agency agreement, we will pay the placement agent an aggregate commission equal to 6.0% of the gross proceeds of the sale of the ADSs and Purchase Warrants in the offering and 2.75% of gross proceeds of the sale of the ADSs and Purchase Warrants in the offering to existing investors in the Company or investors that the Company had demonstrable ongoing and active dialogues with. The estimated offering expenses payable by us, in addition to the placement agent fee of $236,605.78 and the placement agent expense reimbursement referred to below, are $573,547 which includes our legal, accounting and printing costs and various other fees associated with registering and listing the ADSs.

In addition, under the placement agency agreement, we have granted Maxim Group LLC a right of first refusal to act as lead managing underwriter and sole book runner or sole placement agent for a period of six months from the commencement of sales of the securities in this offering for any and all future public and private equity/equity linked and debt offerings of the Company and its subsidiary in the United States. Under the securities purchase agreement and subject to certain exceptions, we have further agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ordinary shares or ordinary share equivalents (including ADSs) for a period of 90 days following the closing of this offering.

We have also agreed to pay Maxim Group LLC up to $75,000 for expenses in connection with the offering. In the event that the placement agency agreement is terminated, we have agreed to pay Maxim Group LLC up to $25,000 for their actual expenses.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with the offering.

The placement agent may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

We, our officers, directors and certain of our shareholders have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exchangeable for our ordinary shares either owned as of the date of this prospectus supplement or thereafter acquired without the prior written consent of the placement agent. The placement agent may, in its sole discretion and at any time or from time to time before termination of the lock-up period, without notice, release all or any portion of the securities subject to the lock-up agreements.

We have also agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement. Closing of the purchase and sale of the securities is subject to customary closing conditions. The form securities purchase agreement with purchasers and the placement agency agreement will be included as exhibits to a Current Report on Form 6-K that we will furnish to the SEC in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. See “Where You Can Find More Information; Information Incorporated by Reference” below.

Our ADSs are listed on the NASDAQ Capital Market under the symbol “PBMD” and our ordinary shares are listed on the Australian Securities Exchange under the symbol “PRR.”

PRIVATE PLACEMENT TRANSACTION AND PURCHASE WARRANTS

In a concurrent private placement, we are selling to purchasers of ADSs in this offering, for no additional consideration, a Purchase Warrant to purchase up to 0.75 ADSs for each ADS purchased for cash in this offering.

Each Purchase Warrant will be exercisable beginning on the Initial Exercise Date, which is the date of issuance of the Purchase Warrants, at an exercise price of $2.50 per ADS, subject to adjustment, and will expire 5 1⁄2 years from the Initial Exercise Date. Subject to limited exceptions, a holder of Purchase Warrants will not have the right to exercise any portion of its Purchase Warrants if the holder, together with its affiliates and any other person acting as a group together with the holder or its affiliates, would beneficially own in excess of 4.99% of the number of our ordinary shares (including ordinary shares represented by ADSs) outstanding immediately after giving effect to such exercise.

The exercise price of the Purchase Warrants and number of Warrant ADSs issuable upon exercise thereof will be subject to adjustment in the event of any share dividend or split, recapitalization, reorganization or similar transaction, as set forth in the Purchase Warrants.

If at any time after the six-month anniversary of the Initial Exercise Date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant ADSs by the purchaser, then the Purchase Warrants may be exercised, in whole or in part, by means of a “cashless exercise.”

The Purchase Warrants, the Warrant ADSs and the Warrant Shares are not being registered under the Securities Act pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying prospectus. The Purchase Warrants are being offered pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Regulation D.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences that generally apply to U.S. Holders (as defined below) who hold ADSs as capital assets. This summary is based on the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof, and the bilateral taxation convention between Australia and the United States, or the Tax Treaty, all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. If you are a U.S. Holder and subject to special rules, including broker-dealers, financial institutions, certain insurance companies, investors liable for alternative minimum tax, tax-exempt organizations, regulated investment companies, non-resident aliens of the United States or taxpayers whose functional currency is not the U.S. dollar, persons who hold the ADSs through partnerships or other pass-through entities, persons who acquired their ADSs through the exercise or cancellation of any employee stock options or otherwise as compensation for their services, investors that actually or constructively own 10% or more of our voting shares, and investors holding ADSs as part of a straddle or appreciated financial position or as part of a hedging or conversion transaction, you are strongly advised to consult your personal tax advisor. This summary does not address any state, local and foreign tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations relevant to the purchase, ownership and disposition of our ADSs.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns ADSs, the U.S. federal income tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. A partnership should consult its tax advisors regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of ADSs.

For purposes of this summary, the term “U.S. Holder” means an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States; a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or any political subdivision thereof; an estate whose income is subject to U.S. federal income tax regardless of its source; or a trust if (a) a court within the United States is able to exercise primary supervision over administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

For U.S. federal income tax purposes, a U.S. Holder of ADSs will be treated as owning the underlying ordinary shares, or ADSs. Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to the underlying ordinary shares, including the amount of any Australian taxes withheld therefrom, will be included in gross income as a dividend to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a U.S. Holder’s tax basis in the ADSs and thereafter will be treated as gain from the sale or exchange of the ADSs. We have not maintained and do not plan to maintain calculations of earnings and profits for U.S. federal income tax purposes. As a result, a U.S. Holder may need to include the entire amount of any such distribution in income as a dividend.

The U.S. dollar value of any distribution on the ADSs made in Australian dollars generally should be calculated by reference to the exchange rate between the U.S. dollar and the Australian dollar in effect on the date of receipt of such distribution by the U.S. Holder regardless of whether the Australian dollars so received are in fact converted into U.S. dollars. A U.S. Holder who receives payment in Australian dollars and converts those Australian dollars into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss, which would generally be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

Subject to complex limitations and certain holding period requirements, a U.S. Holder may elect to claim a credit for Australian tax withheld from distributions against its U.S. federal income tax liability. The limitations set out in the Code include computational rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each such class of income. Dividends generally will be treated as foreign-source passive category income for U.S. foreign tax credit purposes. A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Australian tax withheld. Dividends will not however be eligible for the “dividends received deduction” generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Subject to certain limitations, dividends received by a non-corporate U.S. Holder are subject to tax at a reduced maximum tax rate of 20 percent. Distributions taxable as dividends generally qualify for the 20 percent rate provided that: (i) the issuer is entitled to benefits under the Tax Treaty or (ii) the shares are readily tradable on an established securities market in the United States and certain other requirements are met. We believe that we are entitled to benefits under the Tax Treaty and that the ADSs currently are readily tradable on an established securities market in the United States. However, no assurance can be given that the ADSs will remain readily tradable. However, the reduced rate does not apply to dividends received from PFICs. As noted below, we believe there is a material risk that we are a PFIC.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions (including pre-release transactions that may be undertaken by the depositary as described in “Description of American Depositary Shares – Pre-release of ADSs”) that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rated of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Australian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our Company.

Disposition of ADSs

If you sell or otherwise dispose of ADSs, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs. Subject to the passive foreign investment company rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the ADSs for more than one year at the time of the sale or other disposition. In general, any gain that you recognize on the sale or other disposition of ADSs will be gain from U.S. sources for purposes of the foreign tax credit limitation; losses will generally be allocated against U.S. source income. The deduction of capital losses is subject to certain limitations under the Code.

In the case of a cash basis U.S. Holder who receives Australian dollars in connection with the sale or other disposition of ADSs, the amount realized will be calculated based on the U.S. dollar value of the Australian dollars received as determined on the settlement date of such exchange. A U.S. Holder who receives payment in Australian dollars and converts Australian dollars into U.S. dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

An accrual basis U.S. Holder may elect the same treatment required of cash basis taxpayers with respect to a sale or disposition of ADSs, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service, or the IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder may have a foreign currency gain or loss for U.S.

federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss from sources within the United States for U.S. foreign tax credit purposes.

Passive Foreign Investment Companies

There is a substantial risk that we are a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Our treatment as a PFIC could result in a reduction in the after-tax return to the U.S. Holders of our ADSs and may cause a reduction in the value of such securities.

For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset which produces passive income. Passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. As a result of our substantial cash position, the decline in the value of our stock and the current composition of our gross income, we believe that there is a material risk that we are currently a PFIC and that may be a PFIC in the future.

If we are a PFIC in any taxable year during which a U.S. Holder owns ADSs, such U.S. Holder could be liable for additional taxes and interest charges upon (i) certain distributions by us (generally any distribution paid during a taxable year that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ADSs), and (ii) any gain realized on a sale, exchange or other disposition, including a pledge, of the ADSs, whether or not we continue to be a PFIC. In these circumstances, the tax will be determined by allocating such distributions or gain ratably over the U.S. Holder’s holding period for the ADSs. The amount allocated to the current taxable year and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for each such taxable year, and an interest charge, generally that applicable to underpayments of tax, will also be imposed on the amount of taxes so derived for each such taxable year.

The PFIC provisions discussed above apply to U.S. persons who directly or indirectly hold stock in a PFIC. Both direct and indirect shareholders of PFICs are subject to the rules described above. Generally, a U.S. person is considered an indirect shareholder of a PFIC if it is:

•	A direct or indirect owner of a pass-through entity, including a trust or estate, that is a direct or indirect shareholder of a PFIC;

•	A shareholder of a PFIC that is a shareholder of another PFIC; or

•	A 50%-or-more shareholder of a foreign corporation that is not a PFIC and that directly or indirectly owns stock of a PFIC.

An indirect shareholder may be taxed on a distribution paid to the direct owner of the PFIC and on a disposition of the stock indirectly owned. Indirect shareholders are strongly urged to consult their tax advisors regarding the application of these rules.

If we cease to be a PFIC in a future year, a U.S. Holder may avoid the continued application of the tax treatment described above by electing to be treated as if it sold its ADSs on the last day of the last taxable year in which we were a PFIC. Any gain would be recognized and subject to tax under the rules described above. Loss would not be recognized. A U.S. Holder’s basis in its ADSs would be increased by the amount of gain, if any, recognized on the sale. A U.S. Holder would be required to treat its holding period for its ADSs as beginning on the day following the last day of the last taxable year in which we were a PFIC.

If the ADSs are considered “marketable stock” and if a U.S. Holder elects to “mark-to-market” its ADSs, the U.S. Holder would not be subject to tax under the excess distribution regime described above. Instead, the U.S. Holder would generally include in income any excess of the fair market value of the ADSs at the close of each tax year over the adjusted tax basis of the ADSs. If the fair market value of the ADSs had depreciated below the adjusted basis at the close of the tax year, the U.S. Holder would be entitled to deduct the excess of the adjusted basis of the ADSs over their fair market value at that time. However, such deductions generally would be limited to the net mark-to-market gains, if any, the U.S. Holder included in income with respect to such ADSs in prior years. Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ADSs with respect to which the mark-to-market election is made, is treated as ordinary income or loss (except that loss is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that a U.S. Holder included in income with respect to such ordinary shares in prior years). However, gain or loss from the disposition of ADSs (as to which a “mark-to-market” election was made) in a year in which we are no longer a PFIC, will be capital gain or loss. Our ADSs should be considered “marketable stock” if they traded at least 15 days during each calendar quarter of the relevant calendar year in more than de minimis quantities.

A U.S. Holder of ADSs will not be able to avoid the tax consequences described above by electing to treat us as a qualified electing fund. In general, a qualified electing fund is, with respect to a U.S. person, a passive foreign investment company if the U.S. person has elected to include its proportionate share of a company’s ordinary earnings and net capital gains in U.S. income on an annual basis. A qualified electing fund election can only be made with respect to us if we provide U.S. Holders with certain information on an annual basis and we do not intend to prepare the information that U.S. Holders would need to make the qualified electing fund election.

Backup Withholding and Information Reporting

Payments in respect of ADSs may be subject to information reporting to the U.S. Internal Revenue Service and to U.S. backup withholding tax at a rate equal to the fourth lowest income tax rate applicable to individuals (which, under current law, is 28%). Backup withholding will not apply, however, if a U.S. Holder (i) is a corporation, (ii) satisfies an applicable exemption, or (iii) furnishes correct taxpayer identification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, K&L Gates LLP, Melbourne, Australia. The placement agent is being represented in connection with this offering by Ellenoff Grossman  & Schole LLP, New York, New York.

EXPERTS

The financial statements of Prima BioMed Ltd incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the fiscal year ended June 30, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INFORMATION INCORPORATED BY REFERENCE

Available Information

We are a public reporting company and file annual reports on Form 20-F and furnish certain other information on Form 6-K with the SEC. We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ADSs offered pursuant to this prospectus, which was declared effective on June 17, 2016. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the ADSs offered for sale by this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy any document we file with, or furnish to, the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov.

We are also subject to the informational requirements of the ASX and the Australian Securities and Investments Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the ASX and the Australian Securities and Investment Commission. Our public filings with the ASX are electronically available from the ASX’s website at www.asx.com.au, and you may call the Australian Securities and Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it. We also maintain a website at www.primabiomed.com.au. Information contained in, or accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus, or the registration statement of which they form a part.

Incorporation by Reference

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement and the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus.

We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which they form a part the documents listed below, any amendments to such filings, and any future filings we make with the SEC on Form 20-F to the extent filed and not including information deemed furnished after the date of this prospectus supplement but prior to the termination of the offering of the ADSs covered by this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended June 30, 2016, filed with the SEC on October 3, 2016, as amended by our Annual Report on Form 20-F/A for the fiscal year ended June 30, 2016, filed with the SEC on June 19, 2017;

•	the information contained in Exhibits 99.1 and 99.2 to our Current Report on Form 6-K, furnished to the SEC on June 29, 2017 (relating to our financial statements for the period ended March 31, 2017);

•	the information contained in Exhibits 99.1, 99.2 and 99.3 to our Current Report on Form 6-K, furnished to the SEC on June 29, 2017 (relating to the placement agency agreement, form of securities purchase agreement and form of Purchase Warrant); and

•	the information contained in Exhibit 99.1 to our Current Report on Form 6-K, furnished to the SEC on July 6, 2015 (but only the information appearing on Annexures A, B and C (Summary—Ridgeback Subscription Agreement, Ridgeback Note Terms and Ridgeback Warrant Terms, respectively, in such Exhibit)) (we refer to such incorporated information as the “Ridgeback 6-K”).

We may also choose to incorporate by reference information furnished in the future on a Form 6-K by identifying in such Form 6-K the information that is being incorporated into this prospectus supplement, the accompanying prospectus and the registration statement of which they form a part.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or accompanying prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, but not delivered with the prospectus supplement and the accompanying prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and the accompanying prospectus incorporate. You should direct written requests to:

Prima BioMed Ltd

Level 12, 95 Pitt Street

Sydney 2000, New South Wales

Australia

+61 (0)2 8315 7003

PROSPECTUS

US$60,000,000

American Depositary Shares

Representing Ordinary Shares

We may offer our ordinary shares in the form of American Depositary Shares, or ADSs, described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. This prospectus describes the general manner in which the ADSs may be offered using this prospectus. We will provide specific terms and offering prices of the ADSs in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest in the ADSs. Each ADS represents 30 ordinary shares, no par value.

We may offer the ADSs through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis. The prospectus supplement for each offering of ADSs will describe in detail the plan of distribution for that offering. For general information about the distribution of the ADS offered, you should refer to the section titled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

The ADSs are listed on the Nasdaq Global Market under the symbol “PBMD” and the last reported sale price of the ADSs on May 26, 2016 was US$1.04 per ADS. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “PRR” and the last reported sale price of our ordinary shares on May 26, 2016 was A$0.05 per share.

Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendment or supplements to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this registration statement, we may from time to time, in one or more offerings, sell the ADSs described in the prospectus.

You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation.

This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our ADSs. Our business, financial condition and results of operations may have changed since those dates.

This prospectus and the information incorporated herein by reference contain market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. In addition, this prospectus includes certain references to ClinicalTrials.gov identifiers; such website address is provided as a textual reference only, and the information on, or accessible through, such website is not a part of this prospectus.

Prima BioMed, Immutep and CVac are our trademarks. We hold a provisional application for Prima BioMed and we are in the process of filing international applications for it. The CVac trademark has been exclusively licensed to a third party as part of a licensing transaction in May 2016. Immutep is also a trademark that has been filed in France and is now owned by us. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the ADSs being offered.

References to “U.S. dollars,” “USD” or “US$” are to the lawful currency of the United States, references to “AUD” or “A$” are to the lawful currency of Australia, and references to “£” are to pounds sterling.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including without limitation any statements relating to:

•	our product development and business strategy;

•	our future research and development activities, including clinical testing and manufacturing and the costs and timing thereof;

•	sufficiency of our cash resources;

•	any statements relating to the intention of use of proceeds;

•	our ability to raise additional funding when needed;

•	any statements concerning anticipated regulatory activities or licensing or collaborative arrangements;

•	our research and development and other expenses;

•	our operations and intellectual property risks;

•	our ability to remain compliant with NASDAQ’s continuing listing standards; and

•	any statement of assumptions underlying any of the foregoing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “contemplate,” the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our views as of the date on which they were made with respect to future events and are based on assumptions and subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by such statements. We discuss these risks in greater detail under the heading “Risk Factors” in this prospectus. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, together with the information incorporated herein by reference as described under the section titled “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition.

You should rely only on information contained or incorporated by reference in this prospectus and any prospectus supplement, and the registration statement of which this prospectus is a part, including the exhibits that we have filed with the registration statement. You should understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our ADSs, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus and any prospectus supplement.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our ADSs discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Prima,” “we,” “our” or similar references mean Prima BioMed Ltd and its subsidiaries, unless otherwise indicated.

Overview

We are a globally active biotechnology company that is striving to become a leader in the development of immunotherapeutic products for the treatment of cancer. We are dedicated to leveraging our technology and expertise to bring innovative treatment options to market for patients and to maximize value to our shareholders.

Our current lead product candidate is IMP321, based on the LAG-3 immune control mechanism which we believe plays a vital role in the regulation of the T cell immune response. IMP321, which is soluble LAG-3 (fusion protein), is an antigen presenting cell activator which has completed early Phase I/II trials in different cancer indications. Two additional LAG-3 products including antibodies for immune response modulation in autoimmunity and cancer are being developed by large pharmaceutical partners.

LAG-3 (CD223) is the ‘Lymphocyte Activation Gene 3’ expressed mainly on activated T cells and NK cells, with MHC Class II molecules as its natural ligand. On activated T cells, LAG-3 is an inhibitory receptor that down-modulates their proliferation and activation when LAG-3/MHC Class II co-caps with the CD3/TCR complex. Since LAG-3 is widely expressed on T cells infiltrating human tumors, it is a prime target for an immune checkpoint blocker alongside CTLA-4 and PD-1. However, on dendritic cells, LAG-3 is an activator, causing increased antigen presentation when it binds to MHC Class II. This MHC Class II agonistic activity makes LAG-3 ideal for an immunotherapy agent since it can work with other checkpoint blockers as well as cancer vaccines and conventional chemotherapy. We believe that we are leading the field in terms of LAG-3 related product candidates.

IMP321 is a soluble dimeric fusion protein of LAG-3 and immunoglobulin designed to activate Antigen Presenting Cells (APCs). In a 30-patient Phase IIa study in HER-2-negative metastatic breast cancer, where IMP321 was administered with paclitaxel, IMP321 doubled the six-month response rate to paclitaxel, from the 25% historic control rate to 50% with IMP321-plus-paclitaxel (Response Evaluation Criteria In Solid Tumors, or RECIST criteria). We are now further evaluating IMP321 in the 211-patient AIPAC study (ClinicalTrials.gov identifier: NCT 02614833) in metastatic breast cancer, a randomized, double blind, placebo-controlled Phase IIb of IMP321-plus-paclitaxel versus paclitaxel alone, where Progression-Free Survival, or PFS, will be the Primary Endpoint. The AIPAC study started with a “safety run in” stage testing two dosages of IMP321 in 15 patients. We have also commenced TACTI-mel (ClinicalTrials.gov identifier: NCT 02676869), a Phase I trial of IMP321 together with a PD-1 checkpoint inhibitor in metastatic melanoma. This Phase I study will be a dose escalation trial to determine safety and efficacy.

IMP321 is manufactured at WuXi AppTec, a Chinese contract manufacturer. We believe that manufacturing of recombinant protein technologies in CHO cells makes the product comparatively low cost to produce relative to some other cancer therapies, while subcutaneous administration makes product delivery easy. Eddingpharm, a rapidly-growing and well-regarded Chinese specialty pharma company, holds the Chinese rights (including

Macau and Taiwan) for IMP321, and we retain rights in the rest of the world. We have agreed to collaborate with Eddingpharm on the development of IMP321 in exchange for undisclosed milestones and royalties.

We have licensed our IMP701 antagonist antibody to Costim Pharmaceuticals which was acquired in early 2014 by Novartis. Since then Novartis is our licensee. The antibody is being used to block the negative signal that is delivered to some T cells in cancer and therefore allows them to become activated. Novartis is pursuing a number of different cancer indications with this antibody that they have named LAG525, and they commenced a Phase I trial in mid-2015 (ClinicalTrials.gov identifier: NCT02460224). Milestones and royalties for this project are confidential but are generally based on industry standard structures.

We have also licensed a second antibody called IMP731 to GlaxoSmithKline (GSK). This antibody works by depleting LAG-3 positive T cells that are present in autoimmune disease and that are targeting a patient’s own tissues. Their product name is GSK2831781, and the first patient was dosed in 2015 to treat psoriasis (ClinicalTrials.gov identifier: NCT02195349). GSK will pay up to £64 million in upfronts and milestones as well as additional potential royalties. The specific terms of this deal remain confidential.

There are also a number of academic and industry collaborations taking place globally. IMP321 is being supplied to a number of parties for them to investigate in their particular models. One of these collaborations includes clinical research in Japan in cancer that is being supported by the electronics conglomerate NEC Corporation. These collaborations may potentially lead to other commercial arrangements at a future point in time.

Historically, we have also developed CVac™, an autologous ex vivo dendritic cell priming therapy that combines the cancer antigen MUC1 and the sugar mannan. In the 63-patient CAN-003 study in ovarian cancer CVac benefited women in their second remission. In May 2014, we reported that, for these patients, PFS was a median 12.9 months versus only 4.9 months for women on standard-of-care (n=20, p=0.04). In May 2015, we reported that the median overall survival, or OS, for the treated patients had not been reached at 42 months whereas for the standard-of-care patients it was 25.5 months (p=0.07). After the acquisition of Immutep in December of 2014 and undertaking a strategic review of our clinical programs, we ceased recruiting into CVac clinical studies in February 2015. On May 12, 2016, we announced an agreement with Sydys Corporation, Inc. to exclusively license the CVac program. Under the terms of the agreement, we have agreed to license to Sydys CVac-related assets, including manufacturing protocols, clinical data from Phase I and Phase II trials, patents and know-how. We will receive a 9.9% equity stake in Sydys as consideration for the assets being transferred and licenses granted. In addition, we may be eligible to receive from Sydys up to US$293 million in milestone payments as well as royalties subject to certain customary conditions being met.

Our laboratory at Châtenay-Malabry in southwestern Paris, which is headed by Professor Frédéric Triebel, is working on new potential product candidates related to LAG-3 in addition to the development work related to our existing pipeline. We believe that this organic effort is likely to further expand the pipeline in the years ahead.

Corporate Information

Prima BioMed Ltd was incorporated under the laws of the Commonwealth of Australia on May 21, 1987. The principal listing of our ordinary shares and listed options to purchase our ordinary shares is on the Australian Securities Exchange, or ASX. We filed a registration statement on Form 20-F with the U.S. Securities Exchange Commission that was declared effective on April 12, 2012, and our ADSs were listed on the NASDAQ Global Market under the symbol “PBMD” on April 16, 2012. The Bank of New York Mellon acts as our depositary, and registers and delivers our ADSs, each of which represents 30 of our ordinary shares. Our address on the Internet is www.primabiomed.com.au. Our website address is provided as an inactive textual reference only, and the information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully review the risks and uncertainties described in our Annual Report on Form 20-F filed with the SEC, and all other information contained in or incorporated by reference in this prospectus (as supplemented and amended), before deciding whether to purchase any of our ADSs. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our ADSs, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2015, on an actual basis, in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of December 31, 2015 A$ (unaudited)
Long-term financial liability	A$	4,698,435
Contributed equity		194,376,075
Reserves		62,621,368
Accumulated losses		(216,478,287)

Total capitalization and indebtedness	A$	45,217,591

The above table is based on 2,058,297,608 ordinary shares outstanding as of December 31, 2015.

THE OFFER AND LISTING

Australian Securities Exchange

Our ordinary shares have traded on the Australian Stock Exchange, or ASX, under the symbol “PRR” since our initial public offering on July 9, 2001. The following tables set forth, for the periods indicated, the high and low end-of-day market quotations for our ordinary shares as quoted on the ASX.

	Per Ordinary Share
	High	Low
Fiscal Year Ended June 30,	A$	A$
2011	0.42	0.08
2012	0.32	0.09
2013	0.20	0.06
2014	0.11	0.03
2015	0.19	0.02

Fiscal Year Ended June 30, 2014:
First Quarter	0.11	0.04
Second Quarter	0.05	0.03
Third Quarter	0.07	0.04
Fourth Quarter	0.06	0.04

Fiscal Year Ended June 30, 2015:
First Quarter	0.05	0.04
Second Quarter	0.05	0.03
Third Quarter	0.04	0.03
Fourth Quarter	0.19	0.02

Fiscal Year Ending June 30, 2016:
First Quarter	0.09	0.05
Second Quarter	0.06	0.05
Third Quarter	0.06	0.04

Month Ended:
November 2015	0.06	0.05
December 2015	0.06	0.05
January 2016	0.06	0.04
February 2016	0.05	0.04
March 2016	0.05	0.04
April 2016	0.05	0.04
May 2016 (through May 26)	0.05	0.04

On May 26, 2016, the last trading day before the date of this prospectus, the closing sales price of one ordinary share on the ASX was A$0.05.

NASDAQ Global Market

The ADSs have traded on the NASDAQ Global Market under the symbol “PBMD” since April 16, 2012. Each ADS represents 30 ordinary shares. The following tables set forth, for the periods indicated, the high and low end-of-day market quotations for the ADSs as quoted on the NASDAQ Global Market.

	Per ADS
	High	Low
Fiscal Year Ended June 30,	US$	US$
2012 (April 16 through June 30, 2012)	7.65	2.21
2013	6.96	1.70
2014	3.43	0.82
2015	6.48	0.42

Fiscal Year Ended June 30, 2014:
First Quarter	3.43	1.10
Second Quarter	1.90	0.82
Third Quarter	1.95	1.02
Fourth Quarter	1.56	0.95

Fiscal Year Ended June 30, 2015:
First Quarter	1.20	0.99
Second Quarter	1.07	0.67
Third Quarter	0.99	0.72
Fourth Quarter	5.91	0.49

Fiscal Year Ending June 30, 2016:
First Quarter	1.80	0.93
Second Quarter	1.54	1.01
Third Quarter	1.20	0.72

Month Ended:
November 2015	1.30	1.01
December 2015	1.54	1.07
January 2016	1.20	0.77
February 2016	0.99	0.72
March 2016	1.10	0.82
April 2016	1.24	0.90
May 2016 (through May 26)	1.08	0.94

On May 26, 2016, the last trading day before the date of this prospectus, the closing sales price of one ADS on the NASDAQ Global Market was US$1.04.

Exchange Rate Information

The following tables set forth, for the periods and dates indicated, certain information regarding the rates of exchange of A$1.00 into US$ based on the historical daily exchange rates of the Australian dollar by the Reserve Bank of Australia (RBA).

The exchange rate as of May 26, 2016 is A$1.00 equals US$0.7214.

Year Ended June 30,	At Period End	Average Rate	High	Low
	US$	US$	US$	US$
2011	1.0670	0.9870	1.0958	0.8323
2012	1.0191	1.0319	1.1055	0.9500
2013	0.9275	1.0271	1.0593	0.9202
2014	0.9420	0.9187	0.9672	0.8716
2015	0.7680	0.8382	0.9458	0.7114

	High	Low
Month	US$	US$
July 2015	0.7713	0.7289
August 2015	0.7397	0.7114
September 2015	0.7209	0.6924
October 2015	0.7332	0.7038
November 2015	0.7265	0.7047
December 2015	0.7332	0.7134
January 2016	0.7223	0.6867
February 2016	0.7240	0.7015
March 2016	0.7657	0.7132
April 2016	0.7812	0.7535
May 2016 (through May 26)	0.7607	0.7191

SHARE CAPITAL

Ordinary Shares

The following description of our ordinary shares is only a summary. We encourage you to read our Constitution which is included as an exhibit to the registration statement of which this prospectus forms a part. We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law. As of December 31, 2015 and March 7, 2016, we had a total of 2,058,297,608 and 2,061,630,944 ordinary shares issued and outstanding, respectively. Based on a conversion ratio of 30:1, this equated to a total of 68,609,920 and 68,721,031 ADSs as of December 31, 2015 and March 7, 2016, respectively. No ordinary shares are held by or on behalf of Prima BioMed Ltd. In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities.

As of December 31, 2015 and March 7, 2016, our directors and senior management collectively held a total of 54,353,947 and 57,687,280 ordinary shares, respectively, and 50,696,080 and 48,849,073 performance rights, respectively. As of December 31, 2015 and March 7, 2016, our directors and senior executives also collectively held 5,204,735 and 5,204,735 options, respectively, to purchase ordinary shares which are exercisable at variable prices ranging from A$0.0774 to A$0.20 and 24,000,600 and 24,000,600 warrants, respectively, to purchase ordinary shares which are exercisable at A$0.05019.

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001 and the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Listing Rules of the Australian Securities Exchange, the Corporations Act 2001 and other applicable law. A general summary of some of the rights and restrictions attaching to ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.

Changes to our share capital during the last three fiscal years:

Period ended	Details	Number of shares	Total
	Share Purchased Plan	77,083,450		6,166,676
	Raising Cost	—		(552,224)

As of June 30, 2013		77,083,450	A$	5,614,452

	Share Purchased Plan	85,562,500		6,845,000
	Raising Cost	—		(157,606)

As of June 30, 2014		85,562,500		6,687,394

	Bergen equity funding facility	282,128,335		23,914,480
	Ridgeback transaction	100,206,500		1,809,172
	Options and warrants exercise	52,613,924		2,647,289
	Other	87,836,501		2,657,439
	Raising Cost	—		(164,316)

As of June 30, 2015		522,785,260	A$	30,864,064

	Shares issued under Share Purchase Plan	200,000,000		10,000,000
	Ridgeback shares issued	12,136,750		209,966
	Nyenburgh Investment Partners shares issued	31,022,181		1,551,109
	Other shares issued	40,000,000		2,000,000
	Performance rights exercised	23,644,076		1,017,900
	Raising Cost	—		(281,336)

As of December 31, 2015		306,803,007	A$	14,497,639

Company’s Governing Rules

General

Our constituent document or governing rules is a Constitution. Our Constitution is subject to the terms of the Listing Rules of the ASX and the Australian Corporations Act 2001, and may be amended or repealed and replaced by special resolution of shareholders, which is a resolution of which notice has been given and that has been passed by at least 75% of the voting rights represented at the meeting, in person, by proxy, or by written ballot and entitled to vote on the resolution.

Purposes and Objects

As a public company we have all the rights, powers and privileges of a natural person. Our Constitution does not provide for or prescribe any specific objects or purposes.

The Powers of the Directors

Under the provision of our Constitution, our directors may exercise all the powers of our company in relation to:

Management of Company

The business is managed by the directors who may exercise all the powers of our company that are not by the Corporations Act 2001 or by our Constitution required to be exercised by shareholders in general meeting, subject nevertheless to any provision of our Constitution, the Listing Rules of the ASX and to the provisions of the Corporations Act 2001.

Members Approval to Significant Changes

The directors must not make a significant change (either directly or indirectly) to the nature and scale of our company activities except after having disclosed full details to ASX in accordance with the requirements of the Listing Rules of the ASX (and obtaining shareholder approval, if required by the ASX), and the directors must not sell or otherwise dispose of the main undertaking of our company without the approval of shareholders in general meeting in accordance with the requirements of the Listing Rules.

Rights Attached to Our Ordinary Shares

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited. All our issued and allotted ordinary shares are validly issued and fully paid. The rights attached to our ordinary shares are as follows:

Dividend Rights. The directors may declare that a dividend be paid to the shareholders according to the shareholders’ pro rata shareholdings, and the directors may fix the amount, the time for payment and the method of payment. No dividend is payable except in accordance with the Corporations Act 2001, as amended from time to time, and no dividend carries interest as against the Company.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, the required quorum consists of any two members present in person, or by proxy, attorney or representative appointed pursuant to our Constitution. The meeting is dissolved if a quorum is not present within 15 minutes from the time appointed for the meeting.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy, or by written ballot and entitled to vote on the resolution. Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballet, and entitled to vote on the resolution.

Reports and Notices. Shareholders are entitled to receive all notices, reports, accounts and other documents required to be furnished to members under our Constitution and the Corporations Act 2001.

Rights in Our Profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the Event of Liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the capital at the commencement of the liquidation paid up or which ought to have been paid up on the shares held by them respectively. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights (if any), such as the right in winding up to payment in cash of the amount then paid up on the share, and any arrears of dividend in respect of that share, in priority to any other class of shares.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Changing Rights Attached to Shares

According to our Constitution, the rights attached to any class of shares, unless otherwise provided by the terms of the class, may be varied with either the written consent of the holders of not less than 75% of the issued shares of that class or the sanction of a special resolution passed at a separate general meeting of the shares of that class.

Annual and Extraordinary Meetings

Our directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data. Notice of at least 28 days prior to the date of the meeting is required. A general meeting may be convened by any director, or one or more shareholders holding in the aggregate at least 5% of our issued capital. A general meeting must be called not more than 21 days after the request is made. The meeting must be held not later than two months after the request is given.

Limitations on the Rights to Own Securities in Our Company

Subject to certain limitations on the percentage of shares a person may hold in our company, neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of shares in our company.

Changes in Our Capital

Pursuant to the Listing Rules, our directors may in their discretion issue securities to persons who are not related parties of our company, without the approval of shareholders, if such issue, when aggregated with securities issued by our company during the previous 12-month period would be an amount that would not exceed 15% of our issued capital at the commencement of the 12-month period (or a combined limit of up to 25% of our issued share capital, subject to certain conditions, if prior approval for the additional 10% is obtained from shareholders at its annual meeting of shareholders). Other allotments of securities require approval by an ordinary resolution of shareholders unless these other allotments of securities fall under a specified exemption under the Listing Rules.

Preference Shares

The Company may issue preference shares, by approval of a special majority, which is a resolution of which notice has been given and that has been passed by at least 75% of the voting rights represented at the meeting in person, by proxy, or by written ballot and entitled to vote on the resolution. There are no preference shares issued or allotted as at the date of this prospectus.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transaction, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

Takeover Approval Provisions

Any proportional takeover scheme must be approved by those members holding shares included in the class of shares in respect of which the offer to acquire those shares was first made. The registration of the transfer of any shares following the acceptance of an offer made under a scheme is prohibited until that scheme is approved by the relevant members.

Reduction of Capital

Subject to the Corporations Act 2001 and ASX Listing Rules, the Company may resolve to reduce its share capital by any lawful manner as our directors or shareholders may approve.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, or parties acting in concert, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$252 million or more (or A$1,094 million or more in case of U.S. investors). “Associates” is a broadly defined term under the Takeovers Act and includes:

•	spouses, lineal ancestors and descendants, and siblings;

•	partners, officers of companies, the company, employers and employees, and corporations;

•	their shareholders related through substantial shareholdings or voting power;

•	corporations whose directors are controlled by the person, or who control a person; and

•	associations between trustees and substantial beneficiaries of trust estates.

In addition, a foreign person may not acquire shares in a company having total assets of A$252 million or more (or A$1,094 million or more in case of U.S. investors) if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADSs. At present, we do not have total assets of A$252 million or more and therefore no approval would be required from the Australian Treasurer.

Each foreign person seeking to acquire holdings in excess of the above caps (including their associates, as the case may be) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding. The Australian Treasurer then has 30 days to consider the application and make a decision. However, the Australian Treasurer may extend the period by up to a further 90 days by publishing an interim order. The Australian Treasurer has issued a guideline titled Australia’s Foreign Investment Policy which provides an outline of the policy. The policy provides that the Treasurer will reject an application if it is contrary to the national interest.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act. In such event, we would be required to obtain the approval of the Australian Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$231 million; or (ii) any direct or indirect ownership in Australian residential real estate and certain non-residential real estate.

The percentage of foreign ownership in our company would also be included determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisition and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires any off market transfer of shares in our company to be made in writing. Otherwise, while the Company’s ordinary shares remain listed on the ASX, transfers take place electronically through the ASX’s exchange process and requirements. No stamp duty will be payable in Australia on the transfer of ADSs.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 30 ordinary shares (or a right to receive 30 ordinary shares) deposited with the principal Melbourne office of National Australia Bank Ltd., as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our ordinary shareholders and you will not have ordinary shareholder rights. Australian law governs ordinary shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which are incorporated as exhibit 2.1 to the registration statement of which this prospectus forms a part.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Ordinary shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to purchase additional ordinary shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary ordinary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

The depositary would continue to hold any property received in respect of deposited shares that is not distributed as deposited securities under the deposit agreement, in its account with the custodian or in another place it determines, for the benefit of ADS holders until that property can be distributed to ADS holders or otherwise disposed of for their benefit.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of ordinary shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares from the DRS. However, you may not know about the meeting enough in advance to withdraw the ordinary shares from the DRS and vote them directly.

The depositary will try, as far as practical, subject to the laws of Australia and of our Constitution or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we have agreed in the deposit agreement to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date. The depositary intends to use the U.S. mail to deliver all notices and any other reports and communications to the holders of ADSs. We will timely provide the depositary with such quantities of such notices, reports and communications as necessary to forward to the holders of ADSs.

U.S. Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•       Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

•       Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs, i.e., US$5.00 or less per 100 ADSs (or portion of 100 ADSs)	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$0.05 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of ordinary shares on our ordinary share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to the holders of ADSs holder any proceeds, or send to the holders of ADSs any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our ordinary shares Reclassify, split up or consolidate any of the deposited securities

•      The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal ordinary share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

•      The depositary may, and will if we ask it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at an ordinary shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release generally to a number that represents not more than 30% of the ordinary shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Ordinary Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

PLAN OF DISTRIBUTION

We may sell the ADSs in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	to our shareholders under a rights entitlement offering;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement relating to a particular offering of the ADSs will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the offered ADSs and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered ADSs may be listed.

Any initial offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate value of the securities offered pursuant to this prospectus.

The distribution of the ADSs may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the ADS are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the ADSs, the ADSs will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our ADSs may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those ADSs.

We may grant to the underwriters options to purchase additional ADSs to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sale of ADSs in respect of which this prospectus is delivered, we will sell those ADSs to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase ADSs may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the ADSs in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the ADSs so offered and sold.

Offers to purchase ADSs may be solicited directly by us and the sale of those ADSs may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those ADSs. The terms of any sales of this type will be described in the related prospectus supplement.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase ADSs from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the ADSs shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the ADSs, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the ADSs in accordance with a redemption or repayment pursuant to the terms of the ADSs. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or any of our subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the ADSs they remarket.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the ADSs under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the ADSs under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of ADSs, persons participating in the offering, such as any underwriters, may purchase and sell ADSs in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the ADSs, and syndicate short positions involve the sale by underwriters of a greater number of ADSs than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the ADSs sold in the offering for their account may be reclaimed by the syndicate if the ADSs are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ADSs, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If ADSs are sold by means of a rights entitlement offering, the prospectus supplement will set forth the terms and conditions of any such rights entitlement offering, including the manner in which it will be conducted and details on how our shareholders can participate in any such offering. A rights entitlement offering conducted under applicable Australian rules and regulations is a pro rata offering of additional ADSs to all our eligible shareholders, as at a specified future record date. Under applicable ASX Listing Rules, shareholder approval is not required for a pro rata rights entitlement offering, nor is the issuance of ADSs to an underwriter of any ADSs not taken up by the eligible shareholders under such an offering.

We will pay all expenses of the registration of the ADSs, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. A majority of our directors and executive officers are non-residents of the United States, and all or substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon any of our directors and executive officers or on us;

•	enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•	enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	to bring an original action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

LEGAL MATTERS

The validity of the ordinary shares represented by the ADSs being offered hereby and certain other legal matters will be passed upon by K&L Gates LLP.

EXPERTS

The financial statements of Prima BioMed incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Immutep S.A.S. for the period from January 1, 2014 to December 12, 2014 and the year ended December 31, 2013 incorporated in this prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following table sets forth an estimate of the fees and expenses payable by us in connection with the issuance and distribution of the securities being registered. Each prospectus supplement describing an offering of ADSs will reflect the estimated expenses relating to the offering of ADSs under that prospectus supplement. All amounts are estimated except the SEC registration filing fee. All of the expenses below will be paid by us.

SEC registration fee	US$	6,042
Accounting fees and expenses	US$	*
Legal fees and expenses	US$	*
Printing expenses	US$	*
Depositary fees and expenses	US$	*
Miscellaneous expenses	US$	*

Total	US$	*

*	To be provided upon amendment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a public reporting company and file annual reports on Form 20-F and furnish certain other information on Form 6-K with the SEC. We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ADSs offered for resale by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the ADSs offered for resale by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We maintain a website at www.primabiomed.com.au. Information contained in, or accessible through, our website does not constitute a part of this prospectus or the registration statement of which it is a part.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act and the insider reporting and short-swing profit provisions under Section 16 of the Exchange Act. We intend to fulfill the informational requirements that do apply to us as a foreign private issuer under the Exchange Act. We will also be subject to the informational requirements of the ASX and the Australian Securities and Investments Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the ASX and the Australian Securities and Investment Commission. Our public filings with the ASX are electronically available from the ASX’s website (www.asx.com.au), and you may call the Australian Securities and Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the documents listed below, any amendments to such filings, and any future filings we make with the SEC on Form 20-F to the extent filed and not including information deemed furnished after the date of this prospectus but prior to the termination of the offering of the ADSs covered by this prospectus:

•	our Annual Report on Form 20-F for the year ended June 30, 2015, filed with the SEC on October 30, 2015; and

•	the information contained in Exhibits 99.1, 99.2, 99.3 and 99.4 to our Current Report on Form 6-K, furnished to the SEC on May 27, 2016.

We may also choose to incorporate by reference information furnished in the future on a Form 6-K by identifying in such Form 6-K the information that is being incorporated into this prospectus and the registration statement of which it is a part.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Prima BioMed Ltd

Level 12, 95 Pitt Street

Sydney, 2000 New South Wales

Australia

+61 (0)2 8315 7003

263,126,800 Ordinary Shares represented by

2,631,268 American Depositary Shares

PROSPECTUS SUPPLEMENT

June 29, 2017

Maxim Group LLC